Exhibit 10.1

The Obligors, Agent and the other Secured Parties acknowledge that the exercise of certain of Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall control. Agent, on behalf of itself and the other Secured Parties, acknowledges and agrees that it and the other Secured Parties shall be bound by the terms and conditions of the Intercreditor Agreement.

DELAYED DRAW TERM LOAN AND SECURITY AGREEMENT

Dated as of July 31, 2023

CONN’S, INC.,

as Parent and Guarantor

and

CONN APPLIANCES, INC.,

CONN CREDIT I, LP,

and

CONN CREDIT CORPORATION, INC.,

as Borrowers

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

and

STEPHENS INVESTMENTS HOLDINGS LLC,

as Administrative Agent

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION	1
1.1	Definitions	1
1.2	Accounting Terms	42
1.3	Uniform Commercial Code	42
1.4	Certain Matters of Construction	42
1.5	Payment and Performance	43
1.6	Compliance with this Agreement	43
1.7	Classification	43
1.8	Certain Calculations	43
1.9	Interest Rates; Benchmark Notification	44
1.10	Divisions	44

SECTION 2.	CREDIT FACILITIES	44
2.1	Delayed Draw Term Loans	44

SECTION 3.	INTEREST, FEES AND CHARGES	45
3.1	Interest	45
3.2	Fees	46
3.3	Computation of Interest and Fees	46
3.4	Reimbursement Obligations	46
3.5	Illegality	47
3.6	Alternate Rate of Interest	47
3.7	Increased Costs; Capital Adequacy	48
3.8	Mitigation	49
3.9	Funding Losses	49
3.10	Maximum Interest	49

SECTION 4.	LOAN ADMINISTRATION	50
4.1	Manner of Borrowing and Funding Delayed Draw Term Loans	50
4.2	[Reserved]	50
4.3	[Reserved]	50
4.4	Borrower Agent	50
4.5	One Obligation	50
4.6	Effect of Termination	50

SECTION 5.	PAYMENTS	51
5.1	General Payment Provisions	51
5.2	Repayment of Obligations	51
5.3	[Reserved]	51
5.4	[Reserved]	51
5.5	Marshaling; Payments Set Aside	51
5.6	Application and Allocation of Payments	51
5.7	[Reserved]	52
5.8	Account Stated	52
5.9	Taxes	52
5.10	Lender Tax Information	54
5.11	Nature and Extent of Each Borrower’s Liability	56

- i -

SECTION 6.	CONDITIONS PRECEDENT	58
6.1	Conditions Precedent	58

SECTION 7.	COLLATERAL	59
7.1	Grant of Security Interest	59
7.2	[Reserved]	61
7.3	[Reserved]	61
7.4	[Reserved]	61
7.5	Other Collateral	61

SECTION 8.	WARRANTS	61
8.1	Warrants	61
8.2	Beneficial Ownership Limitation	62
8.3	19.99% Cap Limitation	62
8.4	PIK Amounts	62

SECTION 9.	REPRESENTATIONS AND WARRANTIES	62
9.1	General Representations and Warranties	62
9.2	Complete Disclosure	66

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	66
10.1	Affirmative Covenants	66
10.2	Negative Covenants	70
10.3	Financial Covenants	81
10.4	Curative Equity	81
10.5	[Reserved]	82

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	82
11.1	Events of Default	82
11.2	Remedies upon Default	84
11.3	License	84
11.4	Setoff	85
11.5	Remedies Cumulative; No Waiver	85

SECTION 12.	AGENT	85
12.1	Appointment, Authority and Duties of Agent	85
12.2	Agreements Regarding Collateral	86
12.3	Reliance By Agent	87
12.4	Action Upon Default	87
12.5	Ratable Sharing	87
12.6	Indemnification	87
12.7	Limitation on Responsibilities of Agent	87
12.8	Successor Agent	88
12.9	Acknowledgments of Lenders and Secured Parties	88
12.10	Remittance of Payments and Collections	89
12.11	Individual Capacities	90
12.12	[Reserved]	90
12.13	[Reserved]	90
12.14	No Third Party Beneficiaries	90

- ii -

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	90
13.1	Successors and Assigns	90
13.2	Participations	90
13.3	Assignments	91
13.4	Replacement of Certain Lenders	92
13.5	Assignments/Participations with Respect to Securities Laws	92

SECTION 14.	MISCELLANEOUS	93
14.1	Consents, Amendments and Waivers	93
14.2	Indemnity	94
14.3	Notices and Communications	95
14.4	[Reserved]	96
14.5	[Reserved]	96
14.6	Severability	97
14.7	Cumulative Effect; Conflict of Terms	97
14.8	Counterparts; Electronic Execution	97
14.9	Entire Agreement	98
14.10	Relationship with Lenders	98
14.11	No Advisory or Fiduciary Responsibility	98
14.12	Confidentiality	98
14.13	[Reserved]	99
14.14	GOVERNING LAW	99
14.15	Consent to Forum; Bail-In of Affected Financial Institutions	99
14.16	Waivers by Borrowers	100
14.17	Patriot Act Notice	100
14.18	NO ORAL AGREEMENT	101
14.19	INTERCREDITOR AGREEMENT	101

- iii -

LIST OF EXHIBITS AND SCHEDULES

Exhibits to Term Loan and Security Agreement

Exhibit A	Delayed Draw Term Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Compliance Certificate
Exhibit E	Form of Warrant
Exhibit F	Notice of Borrowing

Schedules to Delayed Draw Term Loan and Security Agreement

Schedule 1.1	Delayed Draw Term Loan Commitments of Lenders
Schedule 1.1(c)	Cares Act Tax Refund Claim
Schedule 8.7.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.16	Litigation
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Restricted Investments

- iv -

DELAYED DRAW TERM LOAN AND SECURITY AGREEMENT

THIS DELAYED DRAW TERM LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of July 31, 2023, by and among CONN’S, INC., a Delaware corporation, as parent and guarantor (“Parent”), CONN APPLIANCES, INC., a Texas corporation (“CAI”), CONN CREDIT I, LP, a Texas limited partnership (“CCI”), and CONN CREDIT CORPORATION, INC., a Texas corporation (“CCCI”, and together with CAI and CCI, each, a “Borrower” and collectively, the “Borrowers”), the Lenders, and Stephens Investments Holdings LLC, in its capacity as administrative agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

WHEREAS, Borrowers have requested that Lenders make available to Borrowers a delayed draw term loan credit facility (the “DDTL Facility”) in an aggregate amount not to exceed $50,000,000, the proceeds of which Borrowers will use for the purposes permitted hereunder.

WHEREAS, Lenders have agreed to provide the DDTL Facility in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, Lenders, Agent, Parent and Borrowers hereby agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

ABL Intercreditor Agreement: that certain Intercreditor Agreement, dated as of February 21, 2023, between Term Loan Agent and Revolving Agent, and acknowledged by the Obligors, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

ABS Excluded Leverage Ratio: the ratio, determined as of the end of any Fiscal Quarter for Parent and its Subsidiaries, on a consolidated basis, of (a) the result of (x) all items that would be included as liabilities on a balance sheet in accordance with GAAP (but excluding, for avoidance of doubt, any lease which is not treated as a Capital Lease in accordance with the definition of “Capital Lease”, which exclusion shall be made by reducing the amount of such liabilities on the balance sheet by an amount equal to the remainder of (1) the sum of current and long term “operating leases” minus (2) deferred rent) as of the last day of such Fiscal Quarter (excluding Debt resulting from the Existing Securitization Facility and any other Permitted ABS Transaction), minus (y) Qualified Cash as of such date of measurement, to (b) Tangible Net Worth as of the last day of such Fiscal Quarter.

ABS Qualified Cash: as of any date of determination, the aggregate amount of cash of Parent and its Subsidiaries that is restricted pursuant to the Existing Securitization Facility or any other Permitted ABS Transaction as required under the applicable documents setting forth the terms of the Existing Securitization Facility or any other Permitted ABS Transaction.

Acquisition: a transaction or series of transactions resulting in (a) the acquisition of a business, division or substantially all assets of a Person; (b) the acquisition of record or beneficial ownership of 50% or more of the Equity Interests of a Person (including, in any event, any Investment in (x) any Subsidiary which increases Parent’s interest, directly or indirectly, in such Subsidiary or (y) any joint venture for the purpose of increasing Parent’s interest (directly or indirectly) in such joint venture); or (c) the merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Adjusted Tangible Assets: all assets of Parent and Borrowers on a consolidated basis, except (a) patents, copyrights, trademarks, trade names, franchises, goodwill, and other similar intangibles; (b) assets constituting intercompany Accounts; (c) assets located and notes and receivables due from obligors domiciled outside the United States of America or Canada; and (d) fixed assets to the extent of any write-up in the book value thereof.

Affected Financial Institution: (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

Agent: as defined in the Preamble to this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreed Tenor: with respect to any Benchmark Replacement, a tenor or an interest payment period of (a) approximately three months or (b) in the absence of such three-month tenor or an interest payment period, such other tenor or interest payment period agreed to by Agent and the Borrower Agent.

Agreement: as defined in the Preamble to this Agreement.

Allocable Amount: as defined in Section 5.11.3(b).

Ancillary Document: as defined in Section 14.8.2.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and binding governmental guidelines applicable to the Person or matter in question, including all applicable statutory law, common law and equitable principles, as well as applicable provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities and all Consumer Finance Laws.

Applicable Margin: a rate of interest per annum equal to 10.00%.

Applicable Reference Rate: an interest rate per annum equal to the then current Benchmark; provided, however, that during any Benchmark Unavailability Period, the Applicable Reference Rate shall mean an interest rate per annum equal to the Base Rate. The Applicable Reference Rate will be determined and adjusted monthly (as of the beginning of each month) as to all Delayed Draw Term Loans then outstanding ((x) initially as provided in the definition of the Term SOFR Rate and (y) thereafter, for any Benchmark Replacement (subject to any Benchmark Replacement Conforming Changes)). If the Applicable Reference Rate would be less than the Floor, the Applicable Reference Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Approved Fund: any entity that is owned or Controlled by a Lender or Affiliate of a Lender, and is engaged in making or investing in commercial loans in its ordinary course of activities.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B or otherwise satisfactory to Agent and, to the extent the Borrowers’ consent in respect of the applicable assignment is necessary, the Borrower Agent.

Availability: the Revolving Borrowing Base minus Revolving Outstandings.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) 1% plus the greater of (i) the Term SOFR Rate, and (ii) the Floor. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.6 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.6(b)), then the Base Rate shall be determined without reference to clause (c)(i) above.

Benchmark: initially, with respect to any Delayed Draw Term Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date has occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.6.

Benchmark Replacement: the sum of: (a) the alternate benchmark rate that has been selected by Agent and the Borrower Agent as the replacement for the then-current Benchmark with an Agreed Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment for an Agreed Tenor with respect to such Unadjusted Benchmark Replacement, (which may be a positive or negative value or zero) that has been selected by Agent and the Borrower Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities in the United States at such time.

Benchmark Replacement Conforming Changes: with respect to any Benchmark Replacement Delayed Draw Term Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Agreed Tenor”, “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides, in consultation with the Borrower Agent, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as Agent decides, in consultation with the Borrower Agent, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Benchmark Replacement Date: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide an Agreed Tenor of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if an Agreed Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to the Agreed Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Agreed Tenor of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Agreed Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide an Agreed Tenor of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide an Agreed Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that an Agreed Tenor of such Benchmark (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to the Agreed Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Unavailability Period: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6.

Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.

Benefit Plan: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt of the type set forth in clause (a) of the definition of Debt; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) Debt of the type set forth in clause (b) of the definition of Debt in respect of Debt described in clauses (a), (b) and (c) of this definition of Borrowed Money, in each case other than obligations owing to any Flooring Lender.

Borrower: as defined in the Preamble to this Agreement.

Borrower Agent: as defined in Section 4.4.

Business Day: means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Houston, Texas; provided that, in addition to the foregoing, a Business Day shall be in relation to Delayed Draw Term Loans referencing the Term SOFR Rate and any interest rate settings or payments of any such Delayed Draw Term Loans referencing the Term SOFR Rate or any other dealings of such Delayed Draw Term Loans referencing the Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

CAI: as defined in the Preamble to this Agreement.

CAIC: CAI Credit Insurance Agency, Inc., a Louisiana corporation.

CAIH: CAI Holding, LLC, a Delaware limited liability company.

Capital Expenditures: for any period of calculation with respect to Parent and its Subsidiaries, the aggregate of all expenditures incurred by Parent and its Subsidiaries during such period that, in accordance with GAAP, are required to be classified as capital expenditures, including Capital Leases incurred; provided that the following items shall be excluded:

(a) the purchase price of fixed or capital assets made with the proceeds of any combination of (A) used or surplus fixed or capital assets traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus fixed or capital assets;

(b) expenditures made in connection with the replacement, substitution, restoration, upgrade, development or repair of assets to the extent financed with (x) insurance or settlement proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored, upgraded, developed or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced;

(c) the purchase price of assets that are purchased simultaneously with the trade-in of existing assets to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such property for the property being traded in at such time;

(d) the purchase price of property, plant or equipment or software in an amount equal to the identifiable proceeds of Asset Dispositions of fixed or capital assets;

(e) expenditures that are accounted for as capital expenditures by Parent and its Subsidiaries that are actually paid for, or reimbursed to Parent and its Subsidiaries in cash or cash equivalents, by a Person other than Parent and its Subsidiaries;

(f) expenditures to the extent constituting any portion of an Acquisition (or Investment permitted hereunder);

(g) any capitalized interest expense reflected on a consolidated balance sheet of Parent and its Subsidiaries;

(h) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than Parent and its Subsidiaries during the same Fiscal Year in which such expenditures were made pursuant to a sale and leaseback transaction to the extent of the cash proceeds received by Parent and its Subsidiaries pursuant to such Sale and Leaseback Transaction; or

(i) expenditures financed with the proceeds of an issuance of Equity Interests of Parent so long as the proceeds of such issuance are received within 60 days of the applicable expenditure.

Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP. Notwithstanding anything to the contrary contained herein, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018, such lease shall not be considered a capital lease for purposes of any financial ratios, covenants and similar calculations and deliverables (other than, for the avoidance of doubt, financial statements, which shall be prepared in accordance with GAAP as in effect from time to time) under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (and, for the avoidance of doubt, such adjustment shall be effected as set forth in the definitions of ABS Excluded Leverage Ratio and Leverage Ratio in the manner set forth therein).

CARES Act Tax Refund Claim: means, at any time of determination, the aggregate amount of refund claims of one or more of the Obligors resulting from (a) the application of 2020 Fiscal Year tax credits and net operating loss carrybacks to the taxable years ending January 31 of 2014, 2015, 2016, and/or 2019 as permitted pursuant to the Code and any similar rule of state or local law and (b) any claims for refunds of alternative minimum tax related to such net operating loss carrybacks, in each case, as further described on Schedule 1.1(c).

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 24 months of the date of acquisition, and overnight bank deposits, in each case which are issued by JPM or a commercial bank organized under the laws of the United States or any state or district thereof, rated A 1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by JPM or rated A 1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within 24 months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

CCCI: as defined in the Preamble to this Agreement.

CCI: as defined in the Preamble to this Agreement.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: means (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of Equity Interests of Parent representing aggregate voting power for the election of directors of Parent (without regard to the happening of any contingency) representing more than the greater of (i) 40% of such Equity Interests and (ii) the percentage of such Equity Interests owned by the Permitted Holders; (b) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in CAI; (c) CAI ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of CCI and CCCI; (d) Persons who were (i) directors of Parent on the Closing Date, (ii) nominated, appointed or approved for consideration for election by the board of directors of Parent or (iii) appointed or elected by directors who were directors of Parent on the Closing Date or were nominated, appointed, or approved as provided in clause (ii) above, cease to occupy a majority of the seats (excluding vacant seats) on the board of directors of Parent; or (e) all or substantially all of a Borrower’s assets are sold or transferred, other than as permitted pursuant to Section 10.2.9.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one lead firm of counsel to Agent and, if necessary, one (1) local counsel in each relevant local jurisdiction to Agent and, in the case of an actual or potential conflict of interest, one (1) additional firm of lead counsel to all affected Indemnitees, taken as a whole and, in each case, without duplication of attorneys’ fees and expenses included in the definition of Claims)) at any time (including after Full Payment of the Obligations, or replacement of Agent, or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person in any way relating to (a) any Delayed Draw Term Loans, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, including the payment of principal, interest and fees, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) the exercise of any rights or remedies under any Loan Documents or Applicable Law, (e) the failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto, or (f) failure by any Obligor (directly or indirectly), Credit and Collection Guideline, Contract or Third Party Contract to comply with or otherwise satisfy any Consumer Finance Law in any respect.

Class C Retained Notes: any (a) series of “Class C” notes issued, pursuant to a Permitted ABS Transaction, by a Securitization Subsidiary in favor of another Securitization Subsidiary (the “Purchasing Securitization Subsidiary”) which shall (i) be subsequently transferred, through a contribution, dividend, distribution or otherwise, by such Purchasing Securitization Subsidiary to an Obligor (with no requirement for any cash consideration to be paid by such Obligor for such Class C Retained Notes, except to the extent any cash consideration is contemporaneously redistributed or contributed to such Obligor upon the payment of such cash consideration), (ii) have not been further subsequently sold or otherwise transferred by such Obligor to any other Person (other than an Obligor), and (iii) represent Debt of the issuing Securitization Subsidiary pursuant to the terms of the applicable Permitted ABS Transaction or (b) other note otherwise acceptable to each of Revolving Agent and Term Loan Agent in its sole discretion.

CLL: Conn Lending, LLC, a Delaware limited liability company.

Closing Date: as defined in Section 6.1.

CME Term SOFR Administrator: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided that “Collateral” shall not include any Excluded Collateral.

Compliance Certificate: a certificate in the form of Exhibit D in which Borrowers certify compliance with Sections 10.2.3 and 10.3.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Consumer Finance Laws: all laws, rules, regulations, and binding governmental guidelines of any kind relating to the extension, securing or administration of consumer credit, whether relating to secured or unsecured credit, real or personal security, advertising, solicitation, marketing, underwriting, origination, documentation, brokering, purchase, assignment, administration, servicing, collection or other activities relating thereto, in each case applicable to the Person, including any of the foregoing relating to consumer protection, usury, privacy, discriminatory or predatory practices, or unfair, deceptive or abusive acts or practices, and specifically including the Federal Consumer Credit Protection Act, Federal Fair Credit Reporting Act, Fair and Accurate Credit Transactions Act, Equal Credit Opportunity Act, Fair Debt Collections Practices Act, Real Estate Settlement Procedures Act, Magnuson-Moss Warranty Act, Servicemember’s Civil Relief Act, Gramm-Leach-Bliley Act, Dodd-Frank Wall Street Reform and Consumer Protection Act, Federal Trade Commission Act, Consumer Financial Protection Bureau Regulations B, M, N, O P, V, X and Z, and Federal Reserve Board Regulations B and Z.

Contingent Obligation: any obligation of a Person (without duplication) guaranteeing or having the economic effect of guaranteeing any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations entered into in connection with any transaction permitted or not restricted by this Agreement (other than such obligations with respect to Debt). The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Contract Debtor: each Person who is obligated to a Borrower to perform any duty under or to make any payment pursuant to the terms of a Contract.

Contracts: all of each Borrower’s now owned and hereafter acquired loan agreements, accounts, revolving credit agreements, retail installment sale contracts, consumer loans, Instruments, notes, documents, chattel paper, and all other forms of obligations owing to such Borrower, including any collateral for any of the foregoing, including all rights under any and all security documents and merchandise returned to or repossessed by such Borrower, in each case excluding any Third Party Contract.

Control: the possession, directly or indirectly, of the power to direct or cause the direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

Covenant Relief Period: shall have the meaning ascribed to it in the Senior Credit Facilities.

Credit Card Account: Accounts and all Payment Intangibles together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Borrower resulting from charges by a retail customer of a Borrower on credit or debit cards in connection with the sale of goods by a Borrower, or services performed by a Borrower, in each case in the Ordinary Course of Business.

Credit Card Issuers: any Person (other than a Borrower) who issues or whose members issue credit cards, including, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., VISA, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards approved by Revolving Agent in accordance with the Revolving Credit Agreement.

Credit Card Processors: with respect to each Borrower, any servicing or processing agent or any financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of such Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

Cross-Acceleration Event: the obligations of the Obligors under the Revolving Credit Agreement or Term Loan Agreement are not repaid in full at final maturity or such obligations are declared to be, or otherwise become, due and payable in full prior to its specified maturity as a result of an event of default (however described).

Curative Equity: common equity contributions made to Parent which Parent contributes as additional common equity contributions to any Borrower and which is designated “Curative Equity” by Borrower Agent under Section 10.4 at the time it is contributed.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

DDTL Facility: as defined in the Recitals.

Debt: as to any Person at a particular time, without duplication, all of the following, to the extent included as indebtedness or liabilities (excluding footnotes) in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) the maximum amount of all Contingent Obligations of such Person in respect of the Debt of any other Person of the type set forth in clauses (a), (c), (d) and (f) of this definition of “Debt” which are monetary obligations once they become primary obligations;

(c) net obligations of such Person under any Hedging Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property (other than (i) trade accounts payable and accrued liabilities, in each case in the Ordinary Course of Business and (ii) earn out obligations until such obligations appear in the liabilities section of the balance sheet and have not been paid within 60 days of the date when due);

(e) Debt of the type set forth in clauses (a), (c), (d) and (f) of this definition of “Debt” (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse but, in the case of limited recourse indebtedness, the amount of such Debt shall be deemed equal to the lesser of the aggregate unpaid amount of such Debt and the fair market value (as reasonably estimated by the Borrower Agent) of the encumbered property;

(f) all obligations of such Person in respect of Capital Leases; and

(g) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock).

For all purposes hereof, (i) the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person and (ii) Debt shall not include (A) amounts owed to Flooring Lenders on account of flooring arrangements paid in the Ordinary Course of Business, (B) Permitted Convertible Notes Hedging Agreements, (C) the endorsement of negotiable instruments for collection in the ordinary course of business, (D) prepaid or deferred revenue in the ordinary course of business and (E) any obligations that have been defeased in accordance with the agreements or instruments governing such obligations or where an amount in cash and cash equivalents equal to the aggregate principal amount of such obligations has been deposited with (or pledged for the benefit of) the holders of such obligations (or any trustee or agent acting on their behalf). The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the swap termination value thereof as of such date.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: means (a) when used with respect to any Delayed Draw Term Loan, (i) an interest rate equal to the Applicable Reference Rate (plus the Applicable Margin) otherwise applicable to such Delayed Draw Term Loan plus (ii) two percent (2.00%) per annum, and (b) with respect to all other Obligations, a rate equal to (i) the Base Rate, plus (ii) the Applicable Margin, plus two percent (2.00%) per annum.

Delayed Draw Term Loan Commitment: for any Lender, its obligation to make Delayed Draw Term Loans up to the maximum principal amount shown on Schedule 1.1, or as set forth in any Assignment and Acceptance to which it is a party. “Delayed Draw Term Loan Commitments” means the aggregate amount of such commitments of all Lenders which, as of the Closing Date, is $50,000,000.

Delayed Draw Term Loan Commitment Period: means the period commencing on the Closing Date and ending on the Delayed Draw Term Loan Commitment Termination Date.

Delayed Draw Term Loan Commitment Termination Date: means the earliest to occur of (a) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to Section 2.1, (b) the date of the termination of the Delayed Draw Term Loan Commitments pursuant to Section 11.2 and (c) the date that is ninety (90) days prior to the Delayed Draw Term Loan Termination Date.

Delayed Draw Term Loan: any loan made pursuant to Section 2.1.

Delayed Draw Term Loan Termination Date: February 20, 2026, provided that if such day is not a Business Day, the Term Loan Termination Date shall be the immediately preceding Business Day.

Delayed Draw Term Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Delayed Draw Term Loan(s) and shall evidence the Delayed Draw Term Loan(s) made by such Lender.

Designated Jurisdiction: a country or territory that is the target of a Sanction.

Discharge of ABL Obligations: as defined in the ABL Intercreditor Agreement.

Disqualified Stock: means, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Full Payment of the Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Delayed Draw Term Loan Termination Date in effect at the time of issuance thereof (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrowers or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by any Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

Distribution: (a) any payment of a distribution, interest or dividend on any Equity Interest and (b) any purchase, redemption, or other acquisition or retirement for value of any Equity Interest, excluding any distribution related to equity compensation plans of Parent and its Subsidiaries.

Dollars: lawful money of the United States.

EBITDA: for any period of measurement, determined on a consolidated basis for Parent and its Subsidiaries derived from financial statements prepared in accordance with GAAP, net income, calculated before

(a) interest expense,

(b) provision for taxes, including, without limitation, foreign, federal, state, local, franchise, excise and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations, and including pursuant to any tax sharing arrangements),

(c) depreciation and amortization expense,

(d) stock based compensation,

(e) gains or losses arising from the sale of assets (other than the bulk sale of Contracts) outside the Ordinary Course of Business,

(f) any extraordinary, unusual or non-recurring gains or losses (in each case, to the extent included in determining net income and including any book loss reserve with respect to Contracts),

(g) any non-cash asset write-offs relating to construction in process,

(h) any other non-cash charges, losses or expenses (other than the book loss reserve with respect to Contracts),

(i) [reserved],

(j) [reserved],

(k) any increases in loss reserve resulting solely from a Borrower’s repurchase of Contracts subject to a Permitted ABS Transaction occurring after such Permitted ABS Transaction has been deconsolidated from Parent and its Subsidiaries financial statements prepared in accordance with GAAP,

(l) any gain or loss from the Ordinary Course of Business sale of residual interests of cash flows subject to a Permitted ABS Transaction,

(m) business optimization expenses and restructuring charges and reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, excess pension charges, contract termination costs (including future lease commitments) and costs to consolidate facilities and relocate employees); provided that with respect to each business optimization expense or restructuring charge or reserve, Borrower Agent shall have delivered to Agent a certificate of a Senior Officer of Borrower Agent specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or restructuring charge or reserve, as the case may be; provided further that the aggregate amount added back to EBITDA pursuant to this clause (m), in any period shall not exceed 20% of the EBITDA for such period (prior to giving effect to any such add back),

(n) fees, costs and expenses incurred directly in connection with any transaction, including any equity issuance or offering, Investment, acquisition, disposition, recapitalization or incurrence, repayment, amendment, restatement, amendment and restatement, supplement, modification, replacement, renewal, extension and refinancing of Debt, including such fees, costs and expenses related to this Agreement, the Revolving Credit Agreement, any Existing Securitization Facility, any other Permitted ABS Transaction, any Permitted HY Notes, any Permitted Convertible Notes or any Refinancing Debt (in each case, (A) not prohibited under this Agreement and (B) whether or not consummated) during such period,

(o) to the extent reimbursable by third parties pursuant to indemnification provisions, insurance or similar contract, other transaction fees, costs and expenses, provided that Borrower Agent in good faith expects to receive reimbursement for such fees, costs and expenses within the next 4 Fiscal Quarters,

(p) costs of legal settlement, fines, judgments or orders,

(q) any unrealized losses in the fair market value of any Hedging Agreements,

(r) (A) any charges or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case under this clause (B), to the extent such charges, costs, expenses, accruals or reserves are funded with the net cash proceeds of any issuance of Equity Interests, and

(s) the proceeds of business interruption insurance, in an amount not to exceed the earnings for the applicable period that such proceeds are intended to replace; provided that the Borrowers in good faith expect to receive such business interruption proceeds within the next 4 Fiscal Quarters.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses (a) or (b) and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic Signature: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

Electronic System: any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent or any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

Eligible Assignee: (a) a Lender, an Affiliate of a Lender or an Approved Fund; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed) and Agent; or (c) during an Event of Default under Section 11.1(j), any assignee of a Lender.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health in respect of exposure to hazardous materials (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

Equity Interest Pledge Agreement: a pledge agreement in the form executed by Parent, CAIH and CLL in favor of Agent on the Closing Date or otherwise in form and substance (including pursuant to a joinder) reasonably acceptable to Agent, in each case, granting a security interest in the Equity Interests in each of such grantor’s Subsidiaries in favor of Agent for the benefit of the Secured Parties.

ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event:

(a) Reportable Event with respect to a Pension Plan;

(b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;

(c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization;

(d) filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan;

(e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA;

(f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan;

(g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or

(h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 11.1.

Excluded Accounts: any Deposit Account or Securities Account (i) containing Excluded Cash or (ii) otherwise constituting an “Excluded Account” under and as defined in the Senior Credit Facilities (as in effect on the Closing Date).

Excluded Assets: (i) motor vehicles subject to certificate-of-title statutes; (ii) Excluded Accounts; (iii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” (or equivalents thereof) with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (iv) any property to the extent that such grant of a security interest of the type otherwise created hereby (A) is prohibited by any Applicable Law, (B) requires a consent not obtained of any Governmental Authority pursuant to such Law or (C) is prohibited by a negative pledge or anti-assignment provision or gives rise to any type of right of termination or default remedy under any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except, in each case, to the extent that such Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Applicable Law (including Sections 9-406, 9-407, 9-408 or 9 409 of the UCC) and (v) cash (including, for the avoidance of doubt, all monies) and Cash Equivalents of Parent and the Borrowers solely as is necessary for any such cash or Cash Equivalents to be included in the calculation of “Liquidity” (as defined in the Senior Credit Facilities) (“Excluded Cash”); provided, that upon a Cross-Acceleration Event, cash and Cash Equivalents shall automatically and without further action cease to constitute Excluded Collateral.

Excluded Cash: as defined in the definition of “Excluded Assets”.

Excluded Collateral: (i) any Excluded Assets, (ii) the Equity Interests of any Foreign Subsidiary to the extent such Equity Interests exceed 65% of the voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote and (iii) the Equity Interests of a Subsidiary of a Foreign Subsidiary.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Delayed Draw Term Loan or Delayed Draw Term Loan Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.

Exercise Price: the lower of (a) the closing price per share of Parent Common Stock as of the close of market on the trading day immediately preceding the date of an advance of a Delayed Draw Term Loan or (b) the Minimum Price.

Existing Securitization Facilities: (a) the transaction established pursuant to that certain Note Purchase Agreement, dated October 9, 2020, by and among Conn Appliances, Inc., Conn’s Receivables Funding 2020-A, LLC, Conn Appliances Receivables Funding, LLC, Conn’s, Inc. and the Initial Purchasers (as defined therein); (b) the transaction established pursuant to that certain Note Purchase Agreement, dated November 17, 2021, by and among Conn Appliances, Inc., Conn’s Receivables Funding 2021-A, LLC, Conn Appliances Receivables Funding, LLC, Conn’s, Inc. and the Initial Purchasers (as defined therein); and (c) the transaction established pursuant to that Note Purchase Agreement, dated July 14, 2022, by and among the Initial Purchasers (as defined therein), Conn Appliances, Inc., Conn’s Inc., Conn Appliances Receivables Funding, LLC, and Conn’s Receivables Funding 2022-A, LLC; provided that any reference in this Agreement to “the Existing Securitization Facility” shall be a reference to any of the foregoing

Extraordinary Expenses: all reasonable and documented out-of-pocket costs, expenses or advances that Agent may incur during the existence an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor in accordance with the terms of this Agreement and the other applicable Loan Documents, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) [reserved]. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses; provided, that, notwithstanding the foregoing or anything to the contrary contained herein attorneys’ fees and expenses shall be limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one lead firm of counsel to Agent and, if necessary, one (1) local counsel in each relevant local jurisdiction to Agent and, in the case of any actual or potential conflict of interest, one (1) additional counsel to all Lenders, taken as a whole and Extraordinary Expenses shall be subject to the limitations set forth herein.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practice adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Federal Funds Effective Rate: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

Fee Letter: that certain Fee Letter between the Lenders and Borrowers dated as of even date herewith.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Parent and its Subsidiaries for accounting and tax purposes, ending on January 31 of each year.

Floor: 5.00%.

Flooring Intercreditor Agreement: each intercreditor agreement entered into by Revolving Agent and a Flooring Lender prior to the Closing Date and, following the Closing Date, each intercreditor agreement entered into by a Flooring Lender, Agent and Revolving Agent, in form and substance reasonably satisfactory to Revolving Agent (or Agent to the extent there is a Discharge of ABL Obligations).

Flooring Lender: any lender which provides financing for the purchase of Inventory by a Borrower.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or its Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or its Subsidiary.

Foreign Subsidiary: a Subsidiary of Parent that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Full Payment: with respect to any Obligation (a) the full cash payment thereof (other than contingent obligations for which no claim or demand has been made), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are contingent in nature (other than contingent obligations for which no claim or demand has been made), cash collateralization thereof in an amount equal 100% of the reasonably estimated liabilities in respect thereof, as Agent (acting at the direction of the Required Lenders) determines in its reasonable discretion (such cash collateral to be applied to the reimbursement of the applicable Obligations as and when they become due and payable and, once paid in full, to be remitted to the Borrowers).

GAAP: generally accepted accounting principles in effect in the United States from time to time. If Borrower Agent notifies Agent that it is required to report under the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (“IFRS”) or has elected to do so through an early adoption policy, upon the execution and effectiveness of an amendment hereof in accordance therewith to accommodate such change in accordance with Section 1.2, “GAAP” means international financial reporting standards pursuant to IFRS, it being understood and agreed that all financial statements shall be prepared in accordance with IFRS.

Governmental Approval: any authorization, consent, approval, license or exemption of, or any registration or filing with, any Governmental Authority.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, or regulatory authority (including the Consumer Financial Protection Bureau, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.11.3(b).

Guarantors: Parent, CAIH, CAIC, CLL, RTO and each other Person who guarantees payment or performance of the Obligations pursuant to the Guaranty.

Guaranty: a guaranty agreement in the form executed by the Guarantors in favor of Agent on the Closing Date or otherwise in form and substance (including pursuant to a joinder) reasonably acceptable to Agent.

Hedging Agreement: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one (1) or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case whether or not exchange traded; provided that no phantom stock or other employee benefit or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management or consultants of Parent, Borrowers or any of their Subsidiaries shall be a Hedging Agreement.

IFRS: as defined in the definition of “GAAP”.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees and Lender Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all Licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Security Agreements: means one or more intellectual property security agreements contemplated to be executed and delivered pursuant to the applicable Security Documents.

Intercreditor Agreement: that certain Intercreditor Agreement, dated as of the July 31, 2023, between Term Loan Agent, Revolving Agent and Agent, and acknowledged by the Obligors, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or its Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Coverage Ratio: the ratio, determined as of the end of any Fiscal Quarter on a consolidated basis for Parent and its Subsidiaries (including EBITDA and Interest Expense under the Existing Securitization Facility and any other Permitted ABS Transactions whether or not consolidated in Parent’s financial statements), of (a) EBITDA divided by 2 in the case of Section 10.3.1(a) and 4 in the case of Section 10.3.1(b) to (b) Interest Expense.

Interest Expense: with respect to Parent and its Subsidiaries on a consolidated basis, for any period of measurement, the interest expense (net of interest income to the extent not included in the calculation of EBITDA) for such period in each case paid or payable in cash (excluding (i) the amortization of debt discounts, (ii) the amortization of all closing fees incurred with respect to the initial closing of, any amendment to, or redemption or termination of (a) an Existing Securitization Facility or any other Permitted ABS Transaction, (b) any Permitted HY Notes or any Permitted Convertible Notes, (c) the Loan Documents and (d) any other documents evidencing Debt payable in connection with the incurrence of Debt to the extent included in interest expense, and (iii) backup servicing fees, field exam and other non-interest expenses but only if such expenses are otherwise deducted from ordinary operating expenses or the definition of EBITDA for covenant calculation purposes, and including (x) commissions, discounts and other fees and charges incurred in respect of letters of credit, (y) the portion of any payments or accruals with respect to Capital Leases allocable to interest expense and (z) net payments and receipts (if any) pursuant to interest rate Hedging Agreements).

Interest Payment Date: (a) the first day of each month, (b) the date of any repayment or prepayment of any Delayed Draw Term Loan, with respect to the portion of the Delayed Draw Term Loan so repaid or prepaid, and (c) the Delayed Draw Term Loan Termination Date.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Investment: as to any Person, an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of another Person, or a loan or advance of money, or capital contribution to, another Person.

IRS: the United States Internal Revenue Service.

JPM: JPMorgan Chase Bank, N.A., a national banking association.

Junior Lien Debt: Debt (other than the Obligations, Term Loan Obligations or the Revolving Obligations) secured by Liens that are contractually subordinated to the Liens securing the Obligations pursuant to the terms of a customary intercreditor agreement or other lien subordination agreement in form and substance reasonably satisfactory to Revolving Agent (or Agent to the extent there is a Discharge of ABL Obligations).

LCT Election: as defined in Section 1.8.

LCT Test Time: as defined in Section 1.8.

Legal Action: any judicial action, suit, or proceeding at law, in equity, or before any Governmental Authority.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: Stephens Investments Holdings LLC and Stephens Group, LLC, and any Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent or a Lender by notice to Borrower Agent and, if applicable, Agent.

Leverage Ratio: the ratio, determined as of the end of any Fiscal Quarter for Parent and its Subsidiaries, on a consolidated basis, of (a) the result of (i) all items that would be included as liabilities on a balance sheet in accordance with GAAP (but excluding, for avoidance of doubt, any lease which is not treated as a Capital Lease in accordance with the definition of “Capital Lease”, which exclusion shall be made by reducing the amount of such liabilities on the balance sheet by an amount equal to the remainder of (1) the sum of current and long term “operating leases” minus (2) deferred rent) as of the last day of such Fiscal Quarter (including debt under the Existing Securitization Facility and any other Permitted ABS Transactions whether or not included as a liability on the balance sheet), minus (ii) the sum of Qualified Cash and ABS Qualified Cash as of such date of measurement to (b) Tangible Net Worth as of the last day of such Fiscal Quarter.

License: any written license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Lien: with respect to any asset, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as the foregoing)), in each case, relating to such asset and in the nature of security.

Limited Condition Transaction: means (a) any Permitted Acquisition that the Parent or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Parent’s or its Subsidiary’s, as applicable, obligations to close such Permitted Acquisition on the availability of third-party financing and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

Limited Repurchase Obligations: any obligation of a Person that is a seller of Contracts directly or indirectly to a Securitization Subsidiary to repurchase such Contracts arising as a result of a breach of a representation, warranty or covenant, including as a result of a Contract or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

Loan Account: the loan account established by Agent on its books pursuant to Section 5.8.

Loan Documents: this Agreement, the Fee Letter, the Intercreditor Agreement, Security Documents, and each other agreement or instrument designated by the Borrowing Agent and Agent as a “Loan Document”.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: (a) a material adverse effect on the business, operations, Properties or financial condition of Obligors, taken as a whole; (b) a material adverse effect on the validity or enforceability of the Loan Documents or the rights or remedies of Agent and the Lenders thereunder, taken as a whole; or (c) a material adverse impairment of the ability of the Obligors, collectively, to perform any obligations under the Loan Documents, including repayment of any Obligations, or on the ability of any Lender to enforce or collect any Obligations under the Loan Documents or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which any Obligor is a party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Debt with an aggregate outstanding principal amount of $43,750,000 or more.

Minimum Price: the lesser of (a) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) of the Parent Common Stock immediately preceding the date of this Agreement or (b) the average Nasdaq Official Closing Price of the Parent Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the date of this Agreement.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or any of its Subsidiaries in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Non-Consenting Lender: any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 14.1.1 and (ii) has been approved by the Required Lenders.

Notice of Borrowing: a request by Borrower Agent for a borrowing of Delayed Draw Term Loans, in the form of Exhibit F attached hereto.

NYFRB: the Federal Reserve Bank of New York.

NYFRB Rate: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

NYFRB’s Website: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

Obligations: all (a) principal of and premium, if any, on the Delayed Draw Term Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under the Loan Documents and (c) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or any of its Subsidiaries or consistent with past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Delayed Draw Term Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overnight Bank Funding Rate: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

Parent: as defined in the Preamble to this Agreement.

Parent Common Stock: common stock, par value $0.01 per share, of Parent.

Participant: as defined in Section 13.2.1.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment: as defined in Section 12.9.2.

Payment Conditions: with respect to (a) any Permitted Distribution, incurrence of Debt, payment of Debt, Permitted Acquisition or other Investment permitted hereunder, so long as immediately before and after giving effect thereto, (i) no Event of Default exists and (ii) the sum of (A) Qualified Cash plus (B) Availability is greater than 25% of the sum of (x) Qualified Cash plus (y) the Revolving Borrowing Base (calculated without giving effect to the Term Loan Push-Down Reserve) and (b) in the case of a Permitted Distribution, so long as (i) immediately before and after giving effect thereto, no Event of Default exists and (ii) financial statements and Compliance Certificates delivered by Parent to Agent pursuant to Section 10.1.2 for the most recent Fiscal Quarter ended reflect that Parent has achieved, on a Pro Forma Basis, an Interest Coverage Ratio of greater than or equal to 1.75:1.00 for the trailing two (2) Fiscal Quarters ending immediately prior to giving effect to such Distribution or payment.

Payment Notice: as defined in Section 12.9.2.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted ABS Agent: with respect to a Permitted ABS Transaction, the entity acting as trustee, collateral agent or other secured party or pledgee under such Permitted ABS Transaction.

Permitted ABS Documents: the Permitted ABS Financing Agreements, the Permitted ABS Purchase Agreements and all documents, instruments and agreements executed in connection therewith.

Permitted ABS Financing Agreement: an agreement entered into in connection with a Permitted ABS Transaction, including an indenture, by and between a Securitization Subsidiary and a Permitted ABS Agent, whereby a Securitization Subsidiary grants a security interest in, or deposits into trust, Contracts.

Permitted ABS Intercreditor Agreement: an intercreditor agreement by and among Permitted ABS Agent, Revolving Agent and Agent.

Permitted ABS Purchase Agreement: any agreement by and between one or more Borrowers and a Securitization Subsidiary in connection with a Permitted ABS Transaction for the purpose of effecting one or more transfers of Contracts.

Permitted ABS Transaction: (A) any Existing Securitization Facility or (B) any other transaction pursuant to which a direct or indirect Subsidiary of Parent acquires or has the right to acquire, by capital contribution or sale, Contracts originated or acquired by one or more Borrowers or other direct or indirect Subsidiaries of Parent or a Borrower, which such Subsidiary acquires or has the right to acquire either (i) from time to time or (ii) in one or more contemporaneous transfers that taken together constitute one transaction, in either case for the purpose of pooling such assets and pledging or granting a security interest in such pool to secure indebtedness (whether in the form of a term or revolving loan or the issuance of securities, certificates or notes, including term notes or variable funding notes) or depositing such pool with a trustee for the purpose of issuing certificates or other instruments representing a beneficial interest in the assets of a trust, in each case so long as:

(a) on each day on which a Borrower transfers a pool of Contracts thereunder, after giving effect to such transfer and any prepayment of the aggregate principal amount of Revolving Obligations, the Revolving Outstandings shall not exceed the Revolving Borrowing Base;

(b) such transactions are entered into without recourse to any Obligor, other than Limited Repurchase Obligations and customary representations, warranties, covenants and indemnities made in connection with such transactions;

(c) such transaction is on current market terms for facilities of such type (as reasonably determined by Borrowers);

(d) upon the closing of such transaction or within 10 days (or such later date as shall be reasonably acceptable to Revolving Agent) thereafter, Agent has received all of the material documentation related to such transaction; and

(e) in the case of any Permitted ABS Transaction entered into after the Closing Date:

(i) if (and only if) a Dominion Trigger Period exists before or would exist, after giving effect to any transfer of a pool of Contracts under such transaction, the net cash proceeds of such Permitted ABS Transaction payable to the Borrowers shall be used to repay an aggregate principal amount of Revolving Obligations in an amount equal to the net cash proceeds of such Permitted ABS Transaction received by the Borrowers;

(ii) if such Permitted ABS Transaction is a “revolving” transaction, for each transfer of a pool of Contracts thereunder, Agent has received copies of (x) evidence delivered to Revolving Agent and reasonably acceptable to Revolving Agent demonstrating that such pool of Contracts is randomly selected as of the related Cut-Off Date from the Contracts owned by the Obligors that are eligible to be advanced against under such Permitted ABS Transaction at such time (it being understood that, for purposes of determining whether such pool of Contracts is randomly selected, any Securitized Contracts with respect to any other Permitted ABS Transaction that are assigned and transferred to a Borrower upon the termination of such Permitted ABS Transaction shall be disregarded) and (y) a pro forma Borrowing Base Report; and

(iii) if such Permitted ABS Transaction is not a “revolving” transaction, (x) if fewer than 85% of the Contracts owned by the Obligors at such time are contributed or sold to a Securitization Subsidiary as part of such Permitted ABS Transaction, Agent has received copies of evidence delivered to Revolving Agent and reasonably acceptable to Revolving Agent demonstrating that (A) the pool of Contracts to be transferred pursuant to such Permitted ABS Transaction is randomly selected as of the related Cut-Off Date from the Contracts owned by the Obligors that are eligible to be advanced against under such Permitted ABS Transaction (it being understood that, for purposes of determining whether such pool of Contracts is randomly selected, any Securitized Contracts with respect to any other Permitted ABS Transaction that are assigned and transferred to a Borrower upon the termination of such Permitted ABS Transaction shall be disregarded) or (B) immediately after giving effect to such Permitted ABS Transaction the characteristics of the pool of Contracts (excluding delinquent and charged-off Contracts and Contracts that are not eligible to be advanced against under the terms of such Permitted ABS Transaction) that remain part of the Collateral shall, in Revolving Agent’s reasonable determination, remain consistent in all material respects with the pool of Contracts (excluding delinquent and charged-off Contracts and Contracts that are not eligible to be advanced against under the terms of such Permitted ABS Transaction) that was part of the Collateral as it existed immediately prior to such Permitted ABS Transaction and (y) Borrower Agent shall deliver to Agent a pro forma Borrowing Base Report.

Permitted Acquisition: any Acquisition as long as:

(a) the assets, business or Person being acquired is located or organized within the United States;

(b) the Acquisition is consensual;

(c) the Payment Conditions are satisfied with respect to such Acquisition;

(d) Obligors are in compliance with the financial covenants set forth in Section 10.3 after giving effect to such Acquisition on a Pro Forma Basis; and

(e) Parent delivers to Agent a certificate stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Permitted Asset Disposition: an Asset Disposition that is:

(a) a sale of Inventory in the Ordinary Course of Business;

(b) a disposition of Equipment (other than those set forth in clause (e) below), that, in the aggregate during any 12-month period, has a book value of $25,000,000 or less;

(c) a disposition of Inventory or Property that is obsolete, worn out, unmerchantable or otherwise unsalable in the Ordinary Course of Business;

(d) a termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business;

(e) a disposition of any Borrower’s Real Estate and related Equipment affixed thereto in connection with a sale or sale-leaseback transaction;

(f) a Permitted Contract Transfer;

(g) an exchange of like property for use in a similar business of Parent and its Subsidiaries;

(h) a sale, lease, assignment, sublease, license or sublicense of any real or personal property in the Ordinary Course of Business;

(i) exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;

(j) the grant in the Ordinary Course of Business of any licenses or sublicenses of Intellectual Property;

(k) a discount of Inventory or notes receivable or the conversion of accounts receivable to notes receivable in the Ordinary Course of Business;

(l) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(m) a disposition in connection with the outsourcing of services in the Ordinary Course of Business;

(n) termination or unwinding of Hedging Agreements not resulting in an Event of Default pursuant to Section 11.1(f);

(o) a sale or other disposition of Equity Interests under any compensation plan or agreement and other sales of Equity Interests which do not result in a Change of Control;

(p) an Asset Disposition constituting a merger, combination, consolidation, liquidation, wind-up, dissolution or the disposition of all or substantially all of the assets of any Borrower or its Subsidiaries, in each case as permitted under Section 10.2.9(a);

(q) sales of accounts receivable in connection with the collection, settlement or compromise thereof or in an Insolvency Proceeding of the relevant account debtor, in each case, in the Ordinary Course of Business;

(r) to the extent constituting a disposition, a Permitted Distribution or Investments permitted by the definition of “Restricted Investment” (other than clause (m) of the definition of “Restricted Investment”);

(s) a disposition of cash and Cash Equivalents in the Ordinary Course of Business; and

(t) approved in writing by the Required Lenders, such approval not to be unreasonably withheld, delayed or conditioned.

Permitted Contingent Obligations: Contingent Obligations:

(a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business;

(b) arising from Hedging Agreements permitted hereunder;

(c) existing on the Closing Date, and any amendment, restatement, amendment and restatement, supplement, modification, replacement, renewal, extensions or refinancing which does not increase the amount of such Contingent Obligation except by an amount equal to accrued and unpaid interest, penalties and premiums (including tender premiums) and defeasance costs, in each case on the primary obligation, and fees, commissions and expenses related to any such amendment, restatement, amendment and restatement, supplement, modification, replacement, renewal, extensions or refinancing of the Contingent Obligation and the underlying primary obligation;

(d) incurred in the Ordinary Course of Business with respect to bids, trade contracts (other than for Borrowed Money), leases (other than Capital Leases), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including Debt in respect of letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof);

(e) arising from agreements of Parent and its Subsidiaries providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including without limitation earn-out obligations), in each case, incurred or assumed in connection with any acquisition or Disposition of any business or assets (including Equity Interests of Subsidiaries) of any Subsidiary of Parent permitted by Section 10.2.5 or Section 10.2.6, other than Contingent Obligations of Debt incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition;

(f) arising under the Loan Documents and the Senior Credit Facilities;

(g) relating to indemnification, guaranty or repurchase obligations arising under Permitted ABS Documents or Third Party Contract sales; and

(h) (i) all other Contingent Obligations in an aggregate amount not to exceed $37,500,000 at any time outstanding and (ii) any amendment, restatement, amendment and restatement, supplement, modification, replacement, renewal, extensions or refinancing which does not increase the outstanding principal amount thereof except by an amount equal to accrued and unpaid interest, penalties and premiums (including tender premiums) and defeasance costs on the underlying obligation, and fees, commissions and expenses related to such any amendment, restatement, amendment and restatement, supplement, modification, replacement, renewal, extensions or refinancing.

Permitted Contract Transfer: (a) a sale or other transfer by a Borrower to a Securitization Subsidiary of Contracts pursuant to the Permitted ABS Purchase Agreement, (b) a sale or other transfer of Contracts between Borrowers in connection with a Permitted ABS Transaction, (c) a sale or other transfer of Contracts between two (2) Securitization Subsidiaries in connection with a Permitted ABS Transaction, (d) a capital contribution of Contracts by a Borrower to a Securitization Subsidiary in connection with a Permitted ABS Transaction with the consent of Revolving Agent and (e) the granting by a Securitization Subsidiary to a Permitted ABS Agent of a security interest in Contracts subject to a Permitted ABS Transaction.

Permitted Convertible Notes: senior and/or subordinated convertible debt securities of Parent (a) that are unsecured, (b) that may be guaranteed by any or all of the Subsidiaries of Parent, including, without limitation, any Borrower, (c) that are not subject to any sinking fund or any prepayment, redemption or repurchase requirements, whether scheduled, triggered by specified events or at the option of the holders thereof (it being understood that none of (i) a customary “change in control” or “fundamental change” put, (ii) a right to convert such securities into common stock of the Company, cash or a combination thereof as the Company may elect or (iii) an acceleration upon an event of default will be deemed to constitute such a sinking fund or prepayment, redemption or repurchase requirement), (d) that have the benefit of covenants and events of default customary for comparable convertible securities (as determined by Parent in good faith) and (e) have a scheduled maturity date at least that is at least ninety-one (91) days later than the Term Loan Termination Date (as in effect on the date of issuance of the Permitted Convertible Notes).

Permitted Convertible Notes Hedging Agreements: (a) a Hedging Agreement pursuant to which Parent acquires a call or a capped call option requiring the counterparty thereto to deliver to Parent shares of common Equity Interests of Parent, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) if entered into by Parent in connection with any Hedging Agreement described in clause (a) above, a Hedging Agreement pursuant to which Parent issues to the counterparty thereto warrants to acquire common Equity Interests of Parent, in each case, entered into by Parent in connection with, and prior to or concurrently with, the issuance of any Permitted Convertible Notes; provided that the terms, conditions and covenants of each such Hedging Agreement shall be such as are typical and customary for hedging agreements of such type (as determined by Parent in good faith).

Permitted Distribution:

(a) Distributions declared and made by Parent or any of its Subsidiaries solely for the purpose of making, or permitting Parent to make, payments on account of obligations owed under any Permitted HY Notes and Permitted Convertible Notes which payments are permitted to be made under Section 10.2.8;

(b) Distributions payable solely in Equity Interests of Parent;

(c) Distributions consisting of or constituting a Permitted Tax Distribution;

(d) Distributions consisting of issuances of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e) Distributions by Borrowers, or by Borrowers to Parent to enable Parent, to purchase or redeem fractional shares (or cash payments in lieu thereof) of Equity Interests in connection with the exercise of warrants, options, other rights to acquire Equity Interests or other securities convertible or exchangeable for Equity Interests of Parent;

(f) Distributions as shall be necessary to allow Parent to pay (i) operating expenses in the Ordinary Course of Business and other corporate overhead, legal, accounting and other professional fees and expenses (including, without limitation, those owing to third parties plus any customary indemnification claims made by directors, officers, employees, members of management or consultants of Parent), (ii) fees and expenses related to any debt or equity offering, Investment or acquisition permitted hereunder (in each case, whether or not successful), (iii) franchise or similar taxes and other fees and expenses required in connection with the maintenance of its existence and its ownership of Borrower, (iv) the consideration to finance any Investment permitted hereunder (provided that such Distribution under this clause (f)(iv) shall be made substantially concurrently with the closing of such Investment), (v) customary salary, bonus, severance, indemnification obligations and other fees, benefits or expense reimbursements payable to directors, officers, employees, members of management and consultants of Parent and any payroll, social security or similar taxes thereof, (vi) any incremental state or local income or franchise tax (net of any federal income tax benefits, as determined in good faith by Parent) payable by Parent as a result of any Permitted Distribution to such entity permitted hereby, and (vii) any amounts permitted to be paid pursuant to clauses (b), (c), (d), (e) and (g) of Section 10.2.17;

(g) Distributions made or expected to be made by Borrowers in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management or consultants of Parent or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of the foregoing) and any repurchases of Equity Interests in consideration of such payments including demand repurchases in connection with the exercise of stock options;

(h) Distributions made within 60 days after the date of declaration thereof, if at the date of declaration such Distribution would have complied with the provisions of this Agreement; and

(i) Distributions made by any Subsidiary of CAI to the holders of its Equity Interests on a pro rata basis according to their interests.

Permitted Holders: the shareholders of Parent that, as of the Closing Date, own more than 12.5% of the Equity Interest of Parent, their respective Affiliates, and any Person with whom such shareholders or their Affiliates form a “group” (within the meaning of Section 13(d) and 14(d) of the Securities Act of 1934).

Permitted HY Note Indenture: an indenture to be entered into in respect of any Permitted HY Notes between Parent and an indenture trustee.

Permitted HY Notes: senior or senior subordinated notes issued by Parent after the Closing Date with the following terms and conditions:

(a) the obligations of Parent or any other Person (including guarantees by any Obligor) to repay such Debt are unsecured; and

(b) no principal payments are required to be paid with respect thereto prior to the date which is ninety-one (91) days after the Delayed Draw Term Loan Termination Date other than principal payments which are required to be paid after acceleration of such Debt and principal payments due in connection with customary asset sale or change of control provisions

Permitted Liens: as defined in Section 10.2.2.

Permitted Originator Notes: one or more promissory notes made by a Securitization Subsidiary or a Borrower, as a purchaser of Contracts in a Permitted Contract Transfer, in favor of a Borrower or any Subsidiary of a Borrower, as a seller of Contracts in a Permitted Contract Transfer, evidencing that portion of the purchase price represented by Debt incurred by such purchaser in connection with its purchase of Contracts and related assets from such seller.

Permitted Purchase Money Debt: Purchase Money Debt and Capital Leases of Borrowers and its Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate outstanding principal amount does not exceed $62,500,000 at any time.

Permitted Securitization Hedging Transaction: any Hedging Agreement with respect to any series of notes issued by a Securitization Subsidiary pursuant to a Permitted ABS Transaction.

Permitted Tax Distributions: for each taxable year or portion thereof with respect to which Parent, any Borrower and/or any of its Subsidiaries are members (or constituent parts) of a consolidated, combined, unitary or similar income or franchise tax group for U.S. federal and/or applicable state or local income or franchise Tax purposes of which Parent is the common parent (a “Tax Group”), aggregate distributions to Parent to pay the portion of any consolidated, combined, unitary or similar U.S. federal, state or local income and franchise Taxes (as applicable) of such Tax Group for such taxable year that are attributable to the income of the Subsidiaries of Parent; provided that the amount of such dividends or other distributions for any taxable year or portion thereof shall not exceed the amount of such Taxes that the Subsidiaries would have paid had the Subsidiaries been a stand-alone corporate taxpayer (or a stand-alone corporate group).

Person: any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained by any Obligor or any Subsidiary of an Obligor for its employees, or to which any Obligor or any Subsidiary of an Obligor is required to contribute on behalf of its employees.

PIK Component: as defined in the Fee Letter.

PIK Interest: as defined in Section 3.1.

PIK Amounts: collectively, PIK Interest, PIK Fees and PIK Component.

PIK Fees: as defined in Section 3.2.2.

Prime Rate: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Board of Governors (as determined by Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

Pro Forma Basis: as to any calculation of the Interest Coverage Ratio, the Leverage Ratio or the ABS Excluded Leverage Ratio or other financial ratio or metric for any events as described below that occur subsequent to the commencement of any relevant measurement period (the “Reference Period”) for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred after giving effect thereto (it being understood and agreed that (x) unless otherwise specified for the calculation of any such financial ratio or metric, such Reference Period shall be deemed to be the relevant measurement period for such financial ratio or metric ending on the last day of the most recently ended Fiscal Quarter of Parent for which financial statements are available and such pro forma adjustments shall be excluded to the extent already accounted for in the calculation of EBITDA for such period and (y) if any Person that became a Subsidiary or was merged, amalgamated or consolidated with or into a Borrower or any Subsidiary of Parent shall have experienced any event requiring adjustments pursuant to this definition, then such calculation shall give pro forma effect thereto for such period as if such event occurred at the beginning of such period): (i) in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition of a Subsidiary of Parent or line of business, to any Acquisition, any discontinued operation or any operational change in each case that occurred during the Reference Period (or, in the case of determinations made with respect to any action the taking of which hereunder is subject to compliance on a Pro Forma Basis or otherwise with any ratio (any such action, a “Restricted Action”) occurring during the Reference Period or thereafter and through and including the date of such determination) and (ii) in making any determination on a Pro Forma Basis, (x) all Debt (including Debt incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Debt incurred for working capital purposes) incurred or permanently repaid, returned, redeemed or extinguished during the Reference Period (or, in the case of determinations made with respect to any Restricted Action, occurring during the

Reference Period or thereafter and through and including the date of such determination) shall be deemed to have been incurred or repaid, returned, redeemed or extinguished at the beginning of such period (it being understood that for purposes of any calculation of any ratio and or financial metric, the use of proceeds of any such Debt shall be taken into account in such calculation) and (y) Interest Expense of such Person attributable to (A) interest on any Debt, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination as if such rate had been actually in effect during the period for which pro forma effect is being given taking into account any interest hedging arrangements applicable to such Debt, (B) any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Senior Officer of Parent or Borrower Agent to be the rate of interest implicit in such Capital Lease in accordance with GAAP and (C) interest on any Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Parent or any Subsidiary may designate.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Senior Officer of Parent or Borrower Agent and, for any fiscal period ending on or prior to the date that is 12 months following the date of any such Acquisition, Asset Disposition, discontinued operation or operational change, may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Acquisition, Asset Disposition, discontinued operation or operational change and for purposes of determining compliance with the such adjustments may reflect additional operating expense reductions and other additional operating improvements and synergies that (x) would be includable in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act (other than cost savings and synergies that are only permitted under Regulation S-X as “Management’s Adjustments” by virtue of the amendments adopted on May 21, 2020 by the Securities & Exchange Commission) and (y) such other adjustments not includable in Regulation S-X under the Securities Act or which are included as “Management’s Adjustments” by virtue of the amendments adopted on May 21, 2020 by the Securities & Exchange Commission, in each case, for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by Borrower to be taken in the next 12-month period following the consummation thereof and, are estimated on a good faith basis by Parent or Borrower Agent; provided, however that the aggregate amount of any such adjustments pursuant to clause (y) shall not exceed (together with the aggregate add backs to EBITDA pursuant to clause (m) of the definition of EBITDA with respect to the applicable period) 20% of the EBITDA of Parent and its Subsidiaries for any such period (prior to giving effect to any such add backs).

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) immediately prior to the funding of the initial Delayed Draw Term Loans, by dividing the amount of such Lender’s Delayed Draw Term Loan Commitment by the aggregate outstanding Delayed Draw Term Loan Commitments of all Lenders; or (b) following the funding of the initial Delayed Draw Term Loans, by dividing the amount of such Lender’s Delayed Draw Term Loans by the aggregate amount of all outstanding Delayed Draw Term Loans.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect; and (e) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as such exemption may be amended from time to time.

Purchase Money Debt: Debt incurred for the payment of the acquisition, construction, repair, replacement, additions, accessions and/or improvements (including any industrial revenue bond, industrial development bond and similar financings) incurred prior to or within two hundred seventy (270) days after the acquisition, construction, repair, replacement, addition, accession and/or improvement of the respective asset in order to finance such acquisition, construction, repair, replacement, addition, accession and/or improvement or to reimburse the costs thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed or capital assets acquired with such Debt (and any construction, repairs, replacements, additions, accessions and improvements thereto, any proceeds thereof or of the foregoing) or constituting a Capital Lease (it being understood that individual financings that constitute Purchase Money Debt or a Capital Lease provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates).

Qualified Cash: as of any date of determination, the aggregate amount of unrestricted cash of Parent and its Subsidiaries that (i) is subject to a first priority Lien in favor of Agent for the benefit of Secured Parties (subject only to the prior Liens consisting of Revolving Agent Liens and any Permitted Liens set forth in Section 10.2.2(i)) and (ii) is subject to (x) a Deposit Account Control Agreement if maintained in a Deposit Account and (y) a Securities Account Control Agreement if maintained in a Securities Account,

Qualified Equity Interests: any Equity Interest other than Disqualified Stock.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property and any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation under the Loan Documents.

Reference Period: as defined in the definition of “Pro Forma Basis”.

Reference Time: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, or (2) if such Benchmark is not the Term SOFR Rate, the time determined by Agent in its reasonable discretion.

Refinancing Conditions: the following conditions for Refinancing Debt:

(a) the Refinancing Debt is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (plus an amount necessary to pay all accrued and unpaid interest, penalties, premiums (including tender premiums) thereon and defeasance costs, and the fees, commissions and expenses related to such extension, renewal or refinancing) unless (i) such excess is otherwise permitted to be incurred under Section 10.2.1 or (ii) the excess is used to repay the outstanding Revolver Loans (as defined in the Revolving Credit Agreement) and the Revolver Commitments (as defined in the Revolving Credit Agreement) are reduced by the amount of the repayment (and if no Revolver Loans are outstanding, the Revolver Commitments are reduced by the excess);

(b) in respect of Section 10.2.1(m) and Section 10.2.1(i) (as it relates to Refinancing Debt in respect of Debt incurred under Section 10.2.1(m)), it has a final maturity no sooner than and a weighted average life no less than the Debt being extended, renewed or refinanced;

(c) if the Debt being extended, renewed, or refinanced is subordinated to the Obligations such Debt being extended, renewed or refinanced is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced;

(d) the representations, covenants and defaults applicable to it are not materially less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced or such terms are current market terms (as determined by Borrower Agent);

(e) no additional Lien is granted to secure it except to the extent otherwise permitted by Section 10.2.2; and

(f) no additional Person is obligated on such Debt to the extent otherwise permitted under Section 10.2.1.

Refinancing Debt: Debt that is the result of an extension, renewal, refinancing or replacement of Debt permitted under Section 10.2.1(b), (c), (d), (e), (h), (k), (m) and (aa), including any expenses and premiums in connection therewith and under Section 10.2.1(i) in respect of the foregoing or any prior Refinancing Debt.

Regulatory Event: either: (a) a “Level One Regulatory Event”, which shall mean the formal commencement by written notice by any Governmental Authority of any Legal Action against any of Borrowers or any of their Subsidiaries, or to the knowledge of Borrowers, any servicer or asset manager of their respective or collective portfolios of Contracts or Third Party Contracts owned or serviced by a Borrower or its Subsidiary, denying its authority to originate, hold, own, service, collect or enforce any category or group of Contracts or such Third Party Contracts, in each case that would reasonably be expected to have a material adverse effect on the business or financial condition of Borrowers and their Subsidiaries taken as a whole, which Legal Action is not released or terminated within 180 calendar days of commencement thereof; or (b) a “Level Two Regulatory Event”, which shall mean the issuance or entering of any stay, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction (other than the imposition of a monetary fine), against any of Borrowers or any of their Subsidiaries, or to the knowledge of Borrowers, any servicer or asset manager of their respective or collective portfolios of Contracts or Third Party Contracts owned or serviced by a Borrower or its Subsidiary, for material violations of Applicable Law regarding the originating, holding, pledging, collecting, servicing or enforcing of any Contracts or such Third Party Contracts, in each case that would reasonably be expected to have a material adverse effect on the business or financial condition of Borrowers and their Subsidiaries taken as a whole.

Related Parties: as to any Person, its officers, directors, employees, Affiliates, agent and attorneys.

Relevant Governmental Body: the Board of Governors or the NYFRB, or a committee officially endorsed or convened by the Board of Governors or the NYFRB or, in each case, any successor thereto.

Replacement Facility: as defined in Section 14.1.1.

Required Lenders: Lenders holding more than 50% of the aggregate outstanding Delayed Draw Term Loans and other Obligations under the Loan Documents.

Requirement of Law: as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restricted Action: as defined in the definition of “Pro Forma Basis”.

Restricted Investment: any Investment by Parent, a Borrower or any of their Subsidiaries, other than:

(a) Investments in its Subsidiaries to the extent existing on the Closing Date;

(b) Investments (i) by the Obligors in Subsidiaries that are Obligors, (ii) by any non-Obligor in an Obligor or any other Subsidiary and (iii) other than during the Covenant Relief Period (except with respect to Investment in any Securitization Subsidiary) by any Obligor in any non-Obligor in an outstanding amount not to exceed $12,500,000 at any time;

(c) Cash Equivalents;

(d) Permitted Originator Notes;

(e) Investments by CAI which are consistent with the corporate investment policy of CAI from time to time in effect, as approved by Revolving Agent (such approval not to be unreasonably withheld);

(f) Investments (i) in and by a Securitization Subsidiary permitted under a Permitted ABS Transaction and (ii) other Investments in a Securitization Subsidiary in the form of (x) a direct investment in cash, (y) the purchase of any securities issued by a Securitization Subsidiary (whether by tender offer or otherwise) or (z) the transfer of any pool of Contracts by any Borrower to a Securitization Subsidiary (which may be in exchange for an underperforming pool of Contracts), in each case so long as (A) immediately before and after giving effect to such other Investment, no Event of Default exists, (B) the financial statements and Compliance Certificates delivered by Parent to Agent pursuant to Section 10.1.2 for the most recent Fiscal Quarter ended reflect that Parent is in compliance with the applicable financial covenants set forth in Section 10.3 measured on a Pro Forma Basis for such Fiscal Quarter and (C) the aggregate amount of such Investments under this clause (f)(ii) (and with respect to clause (f)(ii)(z) above, following the application of the Contract Advance Rate Amount in measuring the amount of any such Investment) do not exceed $62,500,000 at any time outstanding;

(g) Investments for the purpose of funding the repurchase of Contracts which are subject to a Permitted ABS Transaction from a Securitization Subsidiary so long as immediately before and after giving effect to each such repurchase, no Event of Default exists;

(h) So long as the Covenant Relief Period is not in effect, Permitted Acquisitions;

(i) Investments arising out of the receipt by Borrowers or any Subsidiary of promissory notes and other non-cash consideration for any Asset Dispositions permitted under Section 10.2.6;

(j) accounts receivable, notes receivable, security deposits and prepayments arising and trade credit granted in the Ordinary Course of Business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the Ordinary Course of Business;

(k) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 10.2.5;

(l) Investments received in connection with the bankruptcy or reorganization of any Person, or settlement of obligations of, or other disputes with or judgments against, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the Ordinary Course of Business;

(m) Investments consisting of Debt, Liens, capital expenditures, Permitted Distributions, Asset Dispositions, payments and repurchases of Debt, fundamental change transactions, and affiliate transactions permitted under Section 10.2.1 (other than Section 10.2.1(v)), 10.2.2, 10.2.3, 10.2.4, 10.2.6, 10.2.8, 10.2.9 and 10.2.17 (other than Section 10.2.17(k));

(n) Investments by Borrowers or any Subsidiary in an outstanding aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $12,500,000 at any time (plus any returns, profits, distributions and similar amounts, repayments of loans and the release of guarantees in respect of Investments theretofore made by it pursuant to this clause (n)); provided, that during the Covenant Relief Period, Investments pursuant to this clause (n) shall be limited to $1,250,000 in the aggregate for such period;

(o) Investments in the Ordinary Course of Business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(p) Investments made in the Ordinary Course of Business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the Ordinary Course of Business;

(q) Investments made by any Subsidiary that is not an Obligor to the extent such Investments are made with the proceeds received by such Subsidiary from an Investment made by an Obligor in such Subsidiary which is permitted hereunder;

(r) any Investment upon the satisfaction the Payment Conditions with respect thereto;

(s) Investments in connection with Hedging Agreements, in each case entered into in the Ordinary Course of Business and not for speculative purposes (it being agreed that the Permitted Convertible Notes Hedging Agreements and any Permitted Securitization Hedging Transaction are permitted);

(t) advances to any director, officer, employee, member or management or consultant for salary, travel expenses, commissions and similar items in the Ordinary Course of Business in an aggregate amount outstanding at any time not to exceed $6,250,000;

(u) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(v) deposits with financial institutions permitted hereunder;

(w) loans made by a Borrower to a Contract Debtor pursuant to a Contract entered into in the Ordinary Course of Business;

(x) loans made pursuant to any Permitted Originator Note; and

(y) Investments in the form of payments required to be made pursuant to that certain Asset Purchase Agreement, dated as of March 11, 2022, among, inter alios, RTO, as buyer, and Tempoe, LLC, a Delaware limited liability company, as seller, in an amount not to exceed $7,500,000 in the aggregate.

Restrictive Agreement: any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Borrowers or any their respective Subsidiaries to create, incur or permit to exist any Lien upon any of its property to secure the Obligations, or (b) the ability of any Subsidiary of Borrowers to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Borrowers or any other Subsidiary.

Reuters: as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

Revolving Agent: JP Morgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Revolving Credit Agreement.

Revolving Borrowing Base: the “Borrowing Base” under and as defined in the Revolving Credit Agreement.

Revolving Credit Agreement: (a) that certain Fifth Amended and Restated Loan and Security Agreement, dated as of March 29, 2021, by and among the Borrowers, the Parent, the other Obligors party thereto, the lenders party thereto, Revolving Agent and the other agents and arrangers from time to time party thereto, as the same may from time to time be, amended, restated, amended and restated, supplemented, modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions), replaced, increased, renewed or extended and (b) any Replacement Facility, in each case, in an aggregate principal amount, together with the Term Loan Agreement, not to exceed $750,000,000.

Revolving Loan Documents: the “Loan Documents” under and as defined in the Revolving Credit Agreement.

Revolving Obligations: the “Obligations” under and as defined in the Revolving Credit Agreement.

Revolving Outstandings: the “Revolver Usage” as defined in the Revolving Credit Agreement.

Royalty: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

RTO: New RTO, LLC, a Delaware limited liability company.

Sanction: any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority in each case having jurisdiction over any Borrower or its Subsidiaries.

Secured Parties: Agent and Lenders.

Securitization Subsidiary: one or more direct or indirect Subsidiaries of Parent formed for the purposes of entering into a Permitted ABS Transaction, including Conn Appliances Receivables Funding, LLC, Conn’s Receivables Funding I, LP, Conn’s Receivables Funding I GP, LLC, Conn’s Receivables, LLC, Conn’s Receivables Warehouse, LLC, Conn’s Receivables Warehouse Trust, Conn’s Receivables Funding 2021-A, LLC, Conn’s Receivables 2021-A Trust, Conn’s Receivables Funding 2022-A, LLC, and Conn’s Receivables 2022-A Trust.

Securitized Contracts: the Contracts and related assets which are subject to a Permitted Transaction.

Security Agreement: a security agreement, in the form executed by each Guarantor on the Closing Date, pursuant to which such Guarantor shall grant to Agent a Lien (for the benefit of the Secured Parties) in all of such Guarantor’s assets, or otherwise in form and substance (including pursuant to a joinder) reasonably acceptable to Agent.

Security Documents: the Guaranty, each Security Agreement, Equity Interest Pledge Agreement, the Intellectual Property Security Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations, or otherwise in form and substance (including pursuant to a joinder) reasonably acceptable to Agent.

Senior Credit Facilities: the collective reference to the Revolving Credit Agreement and the Term Loan Agreement and related Revolving Loan Documents and Term Loan Documents.

Senior Credit Facility Default: a “Default” or “Event of Default” under and as defined in each of the Revolving Credit Agreement and Term Loan Agreement other than any such Default or Event of Default in respect of Sections 10.3.4 and 10.3.5 of each of the Revolving Credit Agreement and Term Loan Agreement or Section 5.2.2 of the Revolving Credit Agreement.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer (or other officer holding a similar role), chief operating officer, treasurer or assistant treasurer of a Borrower or, if the context requires, an Obligor.

SOFR: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator: the NYFRB (or a successor administrator of the secured overnight financing rate).

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Financial Covenants: as defined in Section 10.4.1.

Subordinated Debt: Debt (other than the Obligations, Term Loan Obligations or the Revolving Obligations) incurred by a Borrower that is expressly subordinate and junior in right of payment to the Obligations and has a maturity no shorter than, at the time of such incurrence or issuance, ninety-one (91) days after the Delayed Draw Term Loan Termination Date and has subordination terms reasonably satisfactory to Revolving Agent (or Agent to the extent there is a Discharge of ABL Obligations).

Subordination Provisions: as defined in Section 11.1(o).

Subsidiary: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Parent.

Tangible Net Worth: at any date, an amount equal to: (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves) at which the Adjusted Tangible Assets of a Person would be shown on a balance sheet at such date in accordance with GAAP, less (ii) the amount at which such Person’s liabilities would be shown on such balance sheet, and including as liabilities all reserves for contingencies and other potential liabilities, in each case, in accordance with GAAP.

Tax and Trust Funds: cash, cash equivalents or other assets comprised solely of

(a) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Person’s employees in the current period (which may be monthly or quarterly, as applicable),

(b) all taxes required to be collected, remitted or withheld in the current period (which may be monthly or quarterly, as applicable) (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)), and

(c) any other funds which such Person holds in trust or as an escrow or fiduciary for another Person (which is not an Obligor) in the ordinary course of business.

Tax Group: as defined in the definition of “Permitted Tax Distributions”.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan Agent: Pathlight Capital LP, in its capacity as administrative agent and collateral agent under the Term Loan Agreement.

Term Loan Agreement: (a) that certain Term Loan and Security Agreement, dated as of February 21, 2023, by and among the Borrowers, the Parent, the other Obligors party thereto, the lenders party thereto, Term Loan Agent and the other agents and arrangers from time to time party thereto, as the same may from time to time, in each case, be amended, restated, amended and restated, supplemented, modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions), replaced, increased, renewed or extended and (b) any Replacement Facility, in each case, in an aggregate principal amount, together with the Revolving Credit Agreement, not to exceed $750,000,000.

Term Loan Borrowing Base: the “Borrowing Base” under and as defined in the Term Loan Credit Agreement.

Term Loan Documents: the “Loan Documents” under and as defined in the Term Loan Agreement.

Term Loan Obligations: the “Obligations” under and as defined in the Term Loan Agreement.

Term Loan Push-Down Reserve: the “Term Loan Push-Down Reserve” as defined in the Term Loan Agreement.

Term SOFR Rate: at any time of determination for any month, the greater of (a) the Floor and (b) the rate per annum equal to the Term SOFR Reference Rate two U.S. Government Securities Business Days prior to the first day of such month for Dollar deposits with a term equivalent to three months; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR Rate means the Term SOFR Reference Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case. Term SOFR shall be determined on a monthly basis as of the first day of each month.

Term SOFR Reference Rate: the forward-looking SOFR term rate administered by CME Term SOFR Administrator and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

Third Party Contracts: any loan agreement, account, revolving credit agreement, retail installment sale contract, consumer loan, Instrument, note, document, chattel paper, and all other forms of obligations owing to any Borrower or any Subsidiary of a Borrower, including any collateral for any of the foregoing, including all rights under any and all security documents, in each case which does not satisfy the credit criteria under the Credit and Collection Policy and is intended to be sold to a third party in the Ordinary Course of Business promptly following the execution thereof (and delivery of the product financed thereby); provided, that (x) any purchase and sale agreement related to such Third Party Contract shall provide that such Third Party Contract shall be purchased by such third party within two (2) Business Days of its origination and the applicable Borrower or Subsidiary shall take commercially reasonable efforts to consummate such sale within two (2) Business Days of origination and (y) the aggregate outstanding balance of Third Party Contracts owned by Borrowers and their Subsidiaries shall at no time exceed $1,250,000.

Threshold Amount: $31,250,000.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UK Financial Institutions: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unadjusted Benchmark Replacement: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

U.S. Government Securities Business Day: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Warrant: a warrant that entitles the holder thereof to purchase shares of Parent Common Stock in the form of Exhibit E attached hereto that may be issued from time to time to each of the Lenders or an Affiliate of such Lenders or another assignee, transferee, or designee of such Lenders, on the terms and subject to the conditions set forth in Section 8.

Write-Down and Conversion Powers: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Zenith Debt: Debt incurred pursuant to that certain sale/payment agent agreement, among Zenith Group Holdings, LLC (or an Affiliate thereof) and Conn’s, Inc. (or an Affiliate thereof), and such other documents entered into in connection therewith, as each may be amended, restated, amended and restated, supplemented, modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions), replaced, increased, renewed or extended.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if Borrower Agent notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower Agent that Agent requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and, if an amendment is requested by Borrower Agent or Agent, then Borrower Agent and Agent shall negotiate in good faith to enter into an amendment of such affected provisions (without the payment of any amendment or similar fees to Agent or the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed).

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Equipment”, “General Intangibles”, “Goods”, “Instrument”, “Investment Property”, “Letter-of-Credit Right”, “Securities Account” and “Supporting Obligation”.

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders and the neuter form. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement (including any Loan Document and any Organic Document) include any amendments, restatements, amendments and restatements, supplements, modifications, replacements, renewals, extensions and refinancings from time to time (to the extent permitted or not restricted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and permitted assigns; and (f) time of day means Central time (daylight or standard, as applicable). All determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time (as adjusted in accordance with the terms hereof). No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or words of similar import means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained in good faith and diligent performance of his or her duties. The use of the phrase “subject to” as used in connection with Permitted Liens or otherwise and the permitted existence of any Permitted Liens or any other Liens in this Agreement or any other Loan Document shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of Agent and the other Secured Parties, expect as expressly set forth in this Agreement or such other Loan Documents.

1.5 Payment and Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

1.6 Compliance with this Agreement. For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test, such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

1.7 Classification. For purposes of determining compliance at any time with Sections 10.2.1, 10.2.2, 10.2.4, 10.2.5, 10.2.6, 10.2.8, 10.2.9, 10.2.14, and 10.2.17 (and, in each case, any definition used therein) in the event that any Debt, Lien, Distribution, Restricted Investment, Asset Disposition, payment, prepayment, redemption, repurchase, retirement, defeasance or acquisition, merger, combination, consolidation, liquidation, winding up or dissolution, Restrictive Agreement, or Affiliate transaction meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of such Sections 10.2.1, 10.2.2, 10.2.4, 10.2.5, 10.2.6, 10.2.8, 10.2.9, 10.2.14, and 10.2.17 (and, in each case, any definition used therein), the Borrowers, in their sole discretion, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category.

1.8 Certain Calculations.

(a) Subject to the immediately succeeding clauses (b) and (c) and Section 1.6 above, notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Interest Coverage Ratio, the Leverage Ratio and the ABS Excluded Leverage Ratio) pursuant to this Agreement shall be calculated in the manner prescribed by the definition of “Pro Forma Basis.”

(b) Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including the Interest Coverage Ratio, the Leverage Ratio and the ABS Excluded Leverage Ratio and the component definitions of any of the foregoing), (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) or (iii) the making of any representation or warranty, in each case as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Debt), (B) the making of any Distribution and/or (C) the making of any restricted Debt payment, in each case in connection with a Limited Condition Transaction, at the election of Borrowers (the “LCT Election”), the determination of whether the relevant condition is satisfied may be made at the time (the “LCT Test Time”) of (or on the basis of the financial statements for the most recently ended fiscal period at the time of) the execution of the definitive agreement with respect to such Limited Condition Transaction. If Borrowers have made an LCT Election, then, in connection with any calculation of any financial ratio or test (other than with respect to determining actual (as opposed to pro forma) compliance with the Financial Covenants) following such LCT Test Time and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement with respect thereto is terminated, any such financial ratio or test shall be calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Transaction and other subject transactions in connection therewith have been consummated.

(c) Notwithstanding anything to the contrary contained in this Section 1.8 or otherwise, for purposes of determining actual compliance with the financial covenants set forth in Section 10.3, any such adjustments shall only include events that occurred during the relevant measurement period for such financial covenant.

1.9 Interest Rates; Benchmark Notification. The interest rate on a Term Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.6(b) provides a mechanism for determining an alternative rate of interest. Agent will promptly notify the Borrower Agent, pursuant to Section 3.6(d), of any change to the reference rate upon which the interest rate on a Term Loan is based. However, Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability (it being understood that this sentence does not limit Agent’s obligation to make any determination or calculation of such reference rate as expressly required to be made by Agent pursuant to the terms of this Agreement). Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. Agent (acting at the direction of the Required Lenders) may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.10 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. CREDIT FACILITIES

2.1 Delayed Draw Term Loans.

2.1.1 Delayed Draw Term Loans. Each Lender agrees, severally on a Pro Rata basis, on the terms set forth herein, to make one or more delayed draw term loans (collectively, the “Delayed Draw Term Loans”) to Borrowers during the Delayed Draw Term Loan Commitment Period in an aggregate amount not to exceed its Delayed Draw Term Loan Commitment; provided that after giving effect to the making of any Delayed Draw Loan, in no event shall the aggregate principal amount of all Delayed Draw Loans pending extension exceed the unused Delayed Draw Term Loan Commitments at such time. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Delayed Draw Term Loan Commitment shall automatically and permanently be reduced by the amount of each Delayed Draw Term Loan made hereunder.

2.1.2 Delayed Draw Term Notes. The Delayed Draw Term Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Delayed Draw Term Note to such Lender.

2.1.3 Use of Proceeds. The proceeds of the Delayed Draw Term Loans shall be used by Borrowers for working capital and other lawful corporate purposes of Borrowers and their Subsidiaries in accordance with this Agreement. No Borrower shall, directly or, to its knowledge, indirectly, use any Delayed Draw Term Loan proceeds, nor use, lend, contribute or otherwise make available any Delayed Draw Term Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of funding of the Delayed Draw Term Loan, is the target of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by such Person.

2.1.4 Termination of Delayed Draw Term Loan Commitments. The Delayed Draw Term Loan Commitments shall terminate immediately and without further action on the Delayed Draw Term Loan Commitment Termination Date.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations under the Loan Documents shall bear interest at a rate per annum equal to the Applicable Reference Rate in effect from time to time, plus the Applicable Margin. Interest shall accrue from the date a Delayed Draw Term Loan is advanced or the Obligation is payable, until paid by Borrowers. If a Delayed Draw Term Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Required Lenders or Agent (acting at the direction of the Required Lenders) in their discretion so elect, the Obligations under the Loan Documents shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c) Interest accrued on the Delayed Draw Term Loans shall be due and payable in cash in arrears on each Interest Payment Date; provided, however, to the extent the payment in cash of all or any portion of the interest then due and payable on the applicable Interest Payment Date would result in a “Default” or “Event of Default” under any of the Senior Credit Facilities, the Borrowers may pay such portion of the outstanding interest in kind (i.e. by adding such outstanding interest to the aggregate principal amount of the Delayed Draw Term Loans, any such capitalized interest, “PIK Interest”) as is necessary to avoid any such “Default” or “Event of Default”. On each Interest Payment Date, each Lender will be entitled to receive an amount equal to their pro rata share of the cash interest then due and owing (if any), as well as any such PIK Interest then due and owing. Amounts representing PIK Interest which are added to the outstanding principal of Loans and other Obligations accruing once capitalized and added to the principal of the Obligations shall thereafter bear interest in accordance with this Section 3.1 and otherwise be treated as Delayed Draw Term Loans for purposes of this Agreement. All accrued and unpaid interest shall be payable in full in cash in immediately available funds in Dollars on the applicable Delayed Draw Term Loan Termination Date.

3.2 Fees.

3.2.1 Fee Letter. The Borrowers shall pay to Agent and the Lenders, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

3.2.2 Delayed Draw Commitment Fees. The Borrowers shall pay to Agent for the account of each Lender holding a Delayed Draw Term Loan Commitment in accordance with its Pro Rata share, a commitment fee equal to 5.0% per annum times the actual daily amount of the aggregate unused Delayed Draw Term Loan Commitments (the “Delayed Draw Commitment Fee”). The Delayed Draw Commitment Fee shall accrue at all times from the Closing Date until the Delayed Draw Term Loan Commitment Termination Date and shall be due and payable in arrears in cash on the first day of each month, commencing with the first full calendar month to occur after the Closing Date, and on the Delayed Draw Term Loan Commitment Termination Date; provided, however, (i) to the extent the payment in cash of all or any portion of the Delayed Draw Commitment Fee on the applicable payment date would result in a “Default” or “Event of Default” under any of the Senior Credit Facilities then, in each case, the Borrowers may pay such portion of such Delayed Draw Commitment Fee in kind (i.e. by adding such Delayed Draw Commitment Fee to the aggregate principal amount of the Delayed Draw Term Loans, any such capitalized fees, the “PIK Fees”) as is necessary to avoid any such “Default” or “Event of Default.” The commitment fee referred to in this Section 3.2.2 shall be calculated monthly in arrears.

3.3 Computation of Interest and Fees. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed (including the first day but excluding the last day), based on a year of 360 days (or 361 days in a leap year), except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are either compensation for services or liquidated damages and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate setting forth in reasonable detail the calculation of the amount or amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error; provided that such certificate from each such Lender shall contain a certification to Borrowers that such Lender is generally requiring reimbursement for the relevant amounts from similarly situated borrowers under comparable credit facilities. The Borrowers shall pay such amounts to the appropriate party within 30 days following receipt of the certificate.

3.4 Reimbursement Obligations. The Borrowers shall pay all Extraordinary Expenses within 30 days of receipt of an invoice (in reasonable detail and accompanied by backup documentation). Without duplication of the foregoing sentence, the Borrowers shall also reimburse Agent within 30 days of receipt of an invoice (in reasonable detail and accompanied by backup documentation) for all reasonable and documented out-of-pocket legal, examination and appraisal fees and expenses (in the case of legal fees and expenses, fees and expenses of one lead firm of counsel to Agent and, if necessary, one (1) local counsel in each relevant local jurisdiction to Agent) incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof and (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral.

3.5 Illegality. If any Lender reasonably determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Delayed Draw Term Loans bearing interest by reference to the Term SOFR Rate, or to determine or charge interest based on the then applicable Benchmark, then, on written notice thereof by such Lender to Agent and Borrower Agent, all Delayed Draw Term Loans shall bear interest at the Base Rate (without reference to any Benchmark component thereof) until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist.

3.6 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.6:

(i) Agent reasonably determines (which determination shall be conclusive absent manifest error) in connection with the determination of the applicable rate of interest for the Delayed Draw Term Loans on any month, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis); or

(ii) Agent is advised by the Required Lenders that in connection with the determination of the applicable rate of interest for the Delayed Draw Term Loans on any month the Term SOFR Rate will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan);

then Agent shall give notice thereof to the Borrower Agent and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark (which Agent agrees to deliver promptly when such circumstances cease to exist), the Delayed Draw Term Loans shall bear interest based on the Base Rate until Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark (which Agent agrees to deliver promptly when such circumstances cease to exist).

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Agent will promptly notify the Borrower Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any Agreed Tenor, and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent (acting at the direction of the Required Lenders) or, if applicable, or any Lender (or group of Lenders) pursuant to this Section 3.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.6.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) an Agreed Tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent (acting at the direction of Required Lenders) in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that an Agreed Tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Agreed Tenor” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Agreed Tenor” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Delayed Draw Term Loans shall bear interest at the Base Rate until such time as a Benchmark Replacement is implemented pursuant to this Section 3.6.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Term Loan or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(b) impose on any Lender or the applicable offshore interbank market any other condition affecting this Agreement or any other Loan Document or any Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining, any Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or any other amount) then, within 30 days of receipt of a certificate of the type specified in Section 3.3 from such Lender, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2 Capital Requirements. If a Lender determines that a Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Term Loan Commitments, or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time within 30 days of receipt of a certificate of the type specified in Section 3.3, Borrowers will pay to such Lender, as the case may be, such additional amounts as will compensate it or such Lender’s holding company for the reduction suffered.

3.7.3 Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender for any increased costs or reductions suffered more than 90 days (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender notifies Borrower Agent of the applicable Change in Law and of such Lender’s intention to claim compensation therefor.

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requisite compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to it or unlawful. The Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses.

3.9.1 If for any reason (a) any borrowing of a Delayed Draw Term Loan does not occur on the date specified therefor in a Notice of Borrowing, or (b) Borrowers fail to repay a Delayed Draw Term Loan when required hereunder, then Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of margin). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower Agent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations under the Loan Documents or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations under the Loan Documents.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Delayed Draw Term Loans.

4.1.1 Notice of Borrowing. To request a Delayed Draw Term Loan, Borrower Agent shall give the Lenders a Notice of Borrowing no later than 12:00 noon, at least three (3) Business Days (or such shorter period agreed by Agent) prior to the requested funding date.

4.1.2 Funding by Lenders. Each Lender shall fund its Pro Rata share of a Delayed Draw Term Loan in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Borrower’s notice is received after the time provided above, in which case Lender shall fund by 1:00 p.m. on the next Business Day. Lenders shall disburse the proceeds of any Delayed Draw Term Loan in a manner directed by Borrower Agent.

4.1.3 Minimum Amount. Delayed Draw Term Loans shall be made in a minimum amount of Five Hundred Thousand Dollars ($500,000) and shall be in integral multiples of One Hundred Thousand Dollars ($100,000) in excess of thereof or, if the available Delayed Draw Term Loan Commitments are less than such minimum amounts, then in an amount equal to the remaining Delayed Draw Term Loan Commitments.

4.2 [Reserved].

4.3 [Reserved].

4.4 Borrower Agent. Each Borrower hereby designates CAI (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Delayed Draw Term Loans, delivery or receipt of communications, payment of Obligations, requests for waivers, amendments or other modifications, accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.5 One Obligation. The Delayed Draw Term Loans and other Obligations constitute one general obligation, on a joint and several basis, of Borrowers and are secured by Agent’s Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination. Until Full Payment of all Obligations under the Loan Documents, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Sections 3.4, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section and each indemnity (and related provisions (including the obligation to return any payments to which an indemnitee was not entitled to payment)) or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations subject to the limitations set forth in such Sections, if any.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments or prepayments of Obligations under the Loan Documents shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes (except as provided in Section 5.9), and in immediately available funds, prior to 2:00 p.m. (or such later time as Agent (acting at the direction of the Required Lenders) may agree in its reasonable discretion) on the due date or the date fixed for any prepayment hereunder. Any amounts received after such time may, at the discretion of Agent (acting at the direction of the Required Lenders), be deemed made on the next Business Day for purposes of calculating interest thereon. Except as expressly provided herein, all such payments shall be made to Lenders at their offices as set forth in Section 14.3.

5.2 Repayment of Obligations. The Borrowers shall repay the aggregate principal amount of the Delayed Draw Term Loan (giving effect to any prepayments applied thereto under Section 5.6) in full on the Delayed Draw Term Loan Termination Date. The Delayed Draw Term Loan may be prepaid at any time, or from time to time, in whole or in part, without premium or penalty.

5.3 [Reserved].

5.4 [Reserved].

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent or any Lender, or if Agent or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person in any Insolvency Proceeding, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6 Application and Allocation of Payments.

5.6.1 Application of Payments Generally. Subject to Section 5.6.2 and Section 5.6.3, payments made by Borrowers hereunder shall be applied (a) first, to Obligations under the Loan Documents then due and owing, if any; (b) second, to other Obligations specified by Borrowers, and (c) third, as determined by Agent (acting at the direction of the Required Lenders) in its discretion.

5.6.2 Application of Voluntary Prepayments. Subject to Section 5.6.3, any payment made by Borrowers to Agent pursuant to Section 5.2, in each case, shall be applied to prepay the remaining scheduled installments of the Delayed Draw Term Loans in inverse order of maturity.

5.6.3 Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, but subject to the terms of the Intercreditor Agreement, during the existence of an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Required Lenders or Agent (acting at the direction of the Required Lenders), monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

second, to all other amounts owing to Agent;

third, to all Obligations constituting fees, indemnification, costs or expenses owing to Lenders;

fourth, to all Obligations constituting interest;

fifth, to all Delayed Draw Term Loans;

sixth, to all remaining Obligations; and

LAST, to Borrowers.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. The allocations in this Section are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties without the consent of any Obligor. No Obligor has any right to direct the application of payments or Collateral proceeds subject to this Section 5.6.3.

5.6.4 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, subject to Section 12.9.2, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7 [Reserved].

5.8 Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) (collectively the “Loan Account”) evidencing the Debt of Borrowers hereunder, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations. Any failure of Agent to record anything in a Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in a Loan Account is provided to any Person for verification (or inspected in the case of any Person other than Borrowers), the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt (or inspection, as applicable) that specific information is subject to dispute; provided that payment by Borrowers to Agent of any amounts owed hereunder which are under dispute by Borrowers shall not be deemed a waiver of Borrowers’ right to continue such dispute.

5.9 Taxes.

5.9.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent (acting at the direction of Required Lenders) in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b) If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2 Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3 Tax Indemnification.

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender fails for any reason to pay to Agent as required pursuant to this Section. Each Borrower shall make payment within 30 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.

5.9.4 Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request and as soon as practicable after payment, Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent or Borrower Agent, as applicable.

5.9.5 Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6 Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender and the repayment, satisfaction, discharge or Full Payment of any Obligations under the Loan Documents.

5.10 Lender Tax Information.

5.10.1 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2 Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed originals of IRS Form W 9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W 8BEN or IRS Form W 8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W 8BEN or IRS Form W 8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W 8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W 8BEN or IRS Form W 8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct or indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Agent, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3 Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11 Nature and Extent of Each Borrower’s Liability.

5.11.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations under the Loan Documents, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations under the Loan Documents.

5.11.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations under the Loan Documents and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lenders would decline to make Delayed Draw Term Loans. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) During the continuance of an Event of Default, Agent (acting at the direction of Required Lenders) and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) This Section 5.11.3 shall not limit the liability of any Borrower to pay or guarantee Delayed Draw Term Loans made directly or indirectly to it (including Delayed Draw Term Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

5.11.4 Joint Enterprise. Each Borrower has requested that Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. The Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. The Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations under the Loan Documents.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent.

6.1.1 The obligations of the Lenders to make Delayed Draw Term Loans hereunder shall not become effective until the date (“Closing Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 14.1), in each case, in form and substance satisfactory to the Lenders:

(a) The Loan Documents shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor (to the extent a party thereto) shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral (and all filing and recordation fees shall be paid concurrently with such filing or recordation), as well as UCC and Lien searches and other evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received certificates from a Senior Officer of Borrower Agent certifying that, after giving effect to the making of Delayed Draw Term Loans (if any) and the transactions contemplated hereby, (i) Borrowers and their Subsidiaries, taken as a whole on a consolidated basis, are Solvent; (ii) no Default or Event of Default exists; and (iii) the representations and warranties set forth in Section 9 are true and correct (in accordance with Section 6.1.2(c) below).

(d) Agent shall have received a customary written opinion of Sidley Austin LLP.

(e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) Agent shall have received copies of the charter documents of each Obligor, certified as of a recent date by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued as of a recent date by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(g) Since April 30, 2023, there has been no change in the financial condition of Parent or any of its Subsidiaries (when taken as a whole) that could reasonably be expected to have a Material Adverse Effect.

(h) The Borrowers shall have paid all fees and expenses due and payable to Lenders on the Closing Date, including, to the extent invoiced at least one (1) Business Day prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(i) an amendment to the Permitted ABS Intercreditor Agreement, to among other things, permit the transactions contemplated by the Loan Documents.

(j) The Lenders shall have received all documentation and other information, including a duly executed W-9 tax form (or such other applicable IRS tax form) of the Obligors, required by such institution or its bank regulatory authorities under applicable economic sanctions laws, “know your customer” and other terrorism, counter-terrorism and anti-money laundering rules and regulations, including the PATRIOT Act and the United States Executive Order No. 13224 on Terrorist Financing.

(k) Each Obligor shall have obtained all Governmental Approvals and all consents of other Persons, in each case that are necessary in connection with the entering into of the Loan Documents to be delivered on the Closing Date, and each of the foregoing shall be in full force and effect.

(l) There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that (i) is related to this Agreement or the other Loan Documents or (ii) in the reasonable opinion of Agent, singly or in the aggregate, could have a Material Adverse Effect.

6.1.2 The Lenders’ obligation to fund a Delayed Draw Term Loan on or after the Closing Date is subject to the satisfaction of the following condition (unless waived in accordance with Section 14.1):

(a) Agent shall have received a Notice of Borrowing with respect to such Delayed Draw Term Loan no less than three (3) Business Days (or such shorter period agreed by Agent) prior to the requested funding date.

(b) No Default or Event of Default or Senior Credit Facility Default exists or would result from the funding of the Delayed Draw Term Loan or from the application of the proceeds thereof on the Closing Date.

(c) The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (and in all respects with respect to any representations and warranties which are expressly qualified with materiality) on the Closing Date, and upon giving effect to, the funding of the Delayed Draw Term Loans (except for representations and warranties that relate solely to an earlier date, in which case they are true in correct in all material respects (and in all respects with respect to any representations and warranties which are expressly qualified with materiality) as of such earlier date).

(d) Upon the request of any Lender, Borrower shall have executed and delivered an executed Delayed Draw Term Note.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of up to $50,000,000 in the aggregate of the Obligations (or such greater amount as is permitted and otherwise available to constitute secured Junior Lien Debt (as defined in each of the Senior Credit Facilities)), each Borrower hereby assigns and transfers to Agent, and hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of the following Property of such Borrower (other than any such property that constitutes Excluded Collateral), whether now owned or hereafter acquired, and wherever located:

(a) all Contracts and all Third Party Contracts;

(b) all Accounts including Credit Card Accounts;

(c) all Chattel Paper, including electronic chattel paper;

(d) all Commercial Tort Claims, including those shown as of the Closing Date on Schedule 9.1.16;

(e) all Deposit Accounts;

(f) all Documents;

(g) all General Intangibles, including Intellectual Property and the CARES Act Tax Refund Claim;

(h) all Goods, including Inventory, Equipment and fixtures;

(i) all Instruments;

(j) all Investment Property, including the Equity Interests of each Borrower in its Subsidiaries and all Class C Retained Notes;

(k) all Letter-of-Credit Rights;

(l) all Supporting Obligations;

(m) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender;

(n) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(o) all books and records (including customer lists, files, correspondence, tapes, computer programs, print outs and computer records) pertaining to the foregoing.

Each Contract and its related assets (other than, in each case, net distributions or other net proceeds received by an Obligor directly or indirectly from the sale of the securities in a Permitted ABS Transaction on account of such Contract becoming a Securitized Contract) shall be released from Agent’s security interest automatically upon becoming a Securitized Contract without further action by Agent or any other Person. Each Third Party Contract and its related assets (other than, in each case, net distributions or other net proceeds received by an Obligor on account of the sale thereof) shall be released from Agent’s security interest automatically upon being sold to a third party in accordance with the terms of the Loan Documents without further action by Agent or any other Person. Each Class C Retained Note and its related assets (other than, in each case, net distributions or other net proceeds received by an Obligor on account of the sale thereof) shall be released from Agent’s security interest automatically upon being sold to a third party in accordance with Section 10.2.6(b) without further action by Agent or any other Person. Agent shall execute a release evidencing the foregoing upon any Borrower’s request; provided that only Agent or its designee may file any UCC-3 financing statements in connection with the foregoing (which Agent agrees to do promptly upon Borrower Agent’s request). If a Securitized Contract is transferred from a Securitization Subsidiary back to a Borrower (other than a defaulted Securitized Contract being transferred back solely for tax rebate purposes), it shall cease being a Securitized Contract upon such transfer back and, together with its related security shall again constitute Collateral hereunder.

Notwithstanding anything herein in to the contrary, the security interest and Lien granted to Agent and Lenders under this Section 7.1 shall only secure the Obligations up to a maximum amount of $50,000,000 in the aggregate (or such greater amount as is permitted and otherwise available to constitute secured Junior Lien Debt (as defined in each of the Senior Credit Facilities)). Any Obligations in excess of $50,000,000 (or such greater amount as is permitted and otherwise available to constitute secured Junior Lien Debt (as defined in each of the Senior Credit Facilities)) shall, for the avoidance of doubt, shall be unsecured for all purposes of the Loan Documents.

7.2 [Reserved].

7.3 [Reserved].

7.4 [Reserved].

7.5 Other Collateral.

7.5.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $5,000,000) and shall take such actions as Agent deems appropriate to subject such claim to a Lien (subject only to Permitted Liens) in favor of Agent for the benefit of the Lenders.

7.5.2 [Reserved].

7.5.3 Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.5.4 Further Assurances. All Liens granted to Agent for the benefit of the Secured Parties under the Loan Documents are for the benefit of Secured Parties. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no perfection actions other than the filing of a Uniform Commercial Code financing statement in the jurisdiction of organization of each Obligor shall be required with respect to the Collateral. Each Borrower authorizes Agent to file any financing statement that describes the Collateral as “all assets”, “all personal property” or “all assets of the debtor, wherever located, whether now owned or hereafter acquired or arising, and all products and proceeds of the foregoing” of such Borrower, or words to similar effect.

SECTION 8. WARRANTS

8.1 Warrants. In connection with each Delayed Draw Term Loan, Parent shall issue to each Lender (or its Affiliate or other designee) a Warrant (in the form of Exhibit E attached hereto) to purchase a number of shares of Parent Common Stock equal to (a) (i) 20% of the aggregate principal amount of such Delayed Draw Term Loan funded by a Lender divided by (b) the Exercise Price. Each such Warrant shall, subject to the limitations set forth in Section 8.2, be issued to (x) a Lender (or its Affiliate or other designee) on each Borrowing Date or (y) a Third Party Designee (as defined below), promptly as practicable following the date Parent or the Borrowers receives written designation of such Third Party Designee in accordance with Section 8.2 below.

8.2 Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the number of shares of Parent Common Stock subject to any Warrant shall be limited pursuant to this Section 8.2 to the extent necessary to ensure that, following exercise of such Warrant, the total number of shares of Parent Common Stock then beneficially owned by such Lender and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Lender’s for purposes of Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act” and, such Persons whose ownership would be aggregated, the “Lender Group”), does not exceed 19.99% of the total number of issued and outstanding shares of Parent Common Stock (including for such purpose the shares of Parent Common Stock issuable upon such exercise) as of the date of this Agreement (the “Beneficial Ownership Limit”). If the number of shares of Parent Common Stock that would otherwise be subject to any Warrant pursuant to Section 8.1 would cause a Lender Group to exceed the Beneficial Ownership Limit, then (a) Parent shall issue to the applicable Lender or another member of the Lender Group designated by such Lender a Warrant to purchase the maximum number of shares of Parent Common Stock as would not exceed the Beneficial Ownership Limit at the Exercise Price and (b) such Lender may designate, in writing to Parent, one or more third parties that are not part of the applicable Lender Group (a “Third Party Designee”) to whom Parent shall issue a Warrant to purchase a number of shares of Parent Common Stock equal to the number of shares calculated in accordance with Section 8.1 minus the number of shares subject to the Warrant issued pursuant to the immediately preceding clause (a) with the same Exercise Price; provided, that any such Third Party Designee shall be required to certify in writing to Parent that such Third Party Designee is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933 (the “Securities Act”) and make such other representations and certifications as Parent may reasonably request; provided, further, that any issuance of a Warrant to a Third Party Designee pursuant to the immediately preceding clause (b) shall be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities blue sky laws. For the purposes of this Section 8.2, beneficial ownership shall be determined in accordance with Section 13 of the Exchange Act and the rules and regulations promulgated thereunder.

8.3 19.99% Cap Limitation. Notwithstanding anything to the contrary contained herein, the number of shares of Parent Common Stock subject to any and all Warrants issued shall be limited pursuant to this Section 8.3 to the extent necessary to ensure that the aggregate number of shares of Parent Common Stock subject to the Warrants issued hereunder does not exceed 4,855,159, which equals 19.99% of the 24,287,942 shares of Parent Common Stock issued and outstanding as of the Closing Date.

8.4 PIK Amounts. Notwithstanding anything herein to the contrary, the aggregate amount of the PIK Amounts capitalized and added to the principal amount of the Delayed Draw Term Loans shall be disregarded for all purposes under this Section 8 and shall not factor into the calculation of the number of shares of Parent Common Stock subject to any Warrant.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to provide the DDTL Facility, Parent and each Borrower represents and warrants that:

9.1.1 Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization, except where the failure to be so organized or validly existing (other than in the case of a Borrower) or in good standing could not reasonably be expected to have a Material Adverse Effect. Each Obligor is duly qualified, authorized to do business and in good standing in each other jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its obligations under the Loan Documents to which it is a party. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or organizational action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor, except, in the case of clauses (c) and (d), for any contravention, violation or imposition of a Lien as could not reasonably be expected to result in a Material Adverse Effect.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent transfer, insolvency, reorganization, moratorium, administration or similar laws relating to, limiting or otherwise affecting creditors’ rights or by equitable principles or principles of public order relating to enforceability.

9.1.4 Capital Structure. Schedule 9.1.4 sets forth, as of the Closing Date, for each Subsidiary of Parent, its name, its jurisdiction of organization and its authorized and issued Equity Interests. Parent or its applicable Subsidiary has good title to its Equity Interests in its Subsidiaries, subject only to Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable. As of the Closing Date, except as set forth in Schedule 9.1.4, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Subsidiaries of Parent.

9.1.5 Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, neither Parent nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. As of the Closing Date, the chief executive offices and other places of business of Parent and its Subsidiaries are shown on Schedule 8.7.1.

9.1.6 Title to Properties; Priority of Liens. Each of Parent and its Subsidiaries has good title to all of its personal Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except (i) Permitted Liens, (ii) minor defects in title to its Real Estate that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purpose and (iii) except as could not reasonably be expected to have a Material Adverse Effect. Each of Parent and its Subsidiaries has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, in each case other than Permitted Liens. Subject to actions required to be taken by Agent, all Liens of Agent in the Collateral will be duly perfected Liens, subject only to Permitted Liens and solely to the extent such Lien can be perfected by the filing of a UCC-1 financing statement and the priority afforded thereby.

9.1.7 Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and its Subsidiaries that have been delivered to Agent and Lenders, have been prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Parent and its Subsidiaries at the dates and for the periods indicated, subject, in the case of certain interim statements, to the absence of footnotes and normal year-end adjustments. All projections pertaining to Parent and its Subsidiaries heretofore delivered to Agent and Lenders by or on behalf of the Obligor have been prepared in good faith, based on assumptions believed to be reasonable in light of the circumstances at such time, it being understood that (a) whether or not such projections are in fact achieved will depend upon future events which are beyond the control of Parent or any of its Subsidiaries, (b) no assurance can be given that such projections will be realized, (c) actual results may vary from the projections and such variations may be material and (d) the projections should not be regarded as a representation by Parent or any of its Subsidiaries that the projected results will be achieved. Since April 30, 2023, there has been no change in the financial condition of Parent or any of its Subsidiaries (when taken as a whole) that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Borrowers and their Subsidiaries, taken as a whole on a consolidated basis, are Solvent.

9.1.8 [Reserved].

9.1.9 Taxes. Parent and each of its Subsidiaries have filed all federal and other material tax returns that it is required by Applicable Law to file, and has paid, caused to be paid or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except in each case to the extent constituting Permitted Liens.

9.1.10 [Reserved].

9.1.11 Intellectual Property. Each of Parent and its Subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others except for any such failure to own or have rights, conflict or infringement that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to Parent’s or any Borrower’s knowledge, Intellectual Property Claim threatened in writing with respect to Parent, any of its Subsidiaries or any of their Intellectual Property which could reasonably be expected to result in a Material Adverse Effect. All material federally registered Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, Parent or its Subsidiaries is shown on Schedule 9.1.11 (as such Schedule may be updated by Borrowers from time to time at the time of the delivery of a Compliance Certificate in accordance with Section 10.1.2). It is understood and agreed that the representation and warranty set forth in this Section 9.1.11, as it relates to items disclosed on Schedule 9.1.11, shall be deemed not to have been breached to the extent any information set forth on such Schedule changes, so long as such Schedule is updated to reflect such changes in connection with the next succeeding delivery of a quarterly Compliance Certificate.

9.1.12 Governmental Approvals. Each of Parent and its Subsidiaries have, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To each Borrowers’ knowledge, all necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Parent and its Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, in each case except where the failure to have such license, permit or certificate or noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws. Each of Parent and its Subsidiaries has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law (including all Consumer Finance Laws), except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There are no citations, notices or orders of material non-compliance issued to Parent or any of its Subsidiaries under any Applicable Law, except as could not reasonably be expected to result in a Material Adverse Effect.

9.1.14 Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, to Parent’s or any Borrower’s knowledge, neither Parent’s nor any of its Subsidiaries’ past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any Environmental Release that could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any Environmental Notice that could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has knowledge of any facts or conditions that would reasonably be expected to result in any material contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or, to Parent’s or any Borrower’s knowledge, previously owned, leased or operated by it, in each case which could reasonably be expected to result in a Material Adverse Effect.

9.1.15 Burdensome Contracts. Neither Parent nor any of its Subsidiaries is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.

9.1.16 Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to Parent’s or any Borrower’s knowledge, threatened in writing against Parent or its Subsidiaries, or any of their businesses, operations or Properties that (a) as of the Closing Date, relate to any Loan Documents or transactions contemplated thereby or (b) could reasonably be expected to have a Material Adverse Effect. Neither Parent nor its Subsidiaries are in default with respect to any order, injunction or judgment of any Governmental Authority that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

9.1.18 ERISA. Except as could not reasonably be expected, whether individually or in the aggregate, to result in a Material Adverse Effect:

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter has been submitted to the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. To the knowledge of the Borrowers, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60% (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC such that there remains material liability in connection therewith.

(d) With respect to any Foreign Plan, (i) all employer contributions required by law or by the terms of the Foreign Plan have been made and (ii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between Parent or its Subsidiaries and any customer or supplier, or any group of customers or suppliers, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.1.20 Labor Relations. Except as described on Schedule 9.1.20, as of the Closing Date, neither Parent nor its Subsidiaries are party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of Parent or its Subsidiaries’ employees that could reasonably be expected to have a Material Adverse Effect, or, to any Borrower’s knowledge, any asserted or threatened strikes, material work stoppages or material demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.

9.1.21 Not a Regulated Entity. No Obligor is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

9.1.22 Margin Stock. No Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No proceeds of the Delayed Draw Term Loans will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose in any manner that would result in a violation of Regulations T, U or X of the Board of Governors.

9.1.23 OFAC. No Obligor or, to the knowledge of any Obligor, any director, officer, employee, agent or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.1.24 Benefit Plans. Parent and each Borrower represents and warrants as of the Closing Date that Parent nor any of its Subsidiaries is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans.

9.2 Complete Disclosure. As of the Closing Date only, none of the written reports, Loan Documents, financial statements, certificates or other written information (other than any projections, pro formas, budgets, and other forward-looking information and information of a general economic or industry nature) concerning Parent and its Subsidiaries furnished by or at the direction of any Obligor to the Lenders prior to the Closing Date in connection with the negotiation of this Agreement or any other Loan Document, when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which such statements were made.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Delayed Draw Term Loan Commitments are outstanding and the Full Payment of all Obligations has not occurred, Parent and each Borrower shall, and shall cause each of their Subsidiaries to:

10.1.1 Inspections. Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and during normal business hours, to visit and inspect the Properties of the Obligors, inspect, audit and make extracts from Obligors’ books and records, and discuss with its officers, employees, agents, advisors and independent accountants Obligors’ business, financial condition, assets and results of operations (it being understood that a representative of Parent shall be allowed to be present in any discussions with independent accountants). Lenders may participate in any such visit or inspection, at their own expense. None of Agent or Lenders shall have any duty to any Obligor to make any inspection, nor shall Agent have any obligation to (but Agent may) share any results of any inspection, appraisal or report with any Obligor. The Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them. Notwithstanding anything to the contrary contained in the Loan Documents, none of Parent, Borrowers and any of their Subsidiaries shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of such Person or any of its Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to Agent or any Lender (or any of their respective representatives) is prohibited by any Applicable Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Parent, Borrowers or any Subsidiary owes confidentiality obligations to any third party.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent (provided, that the documents required to be delivered pursuant to clauses (a), (b) and (e) below shall be deemed to have been delivered on the date on which such documents are posted on the Securities and Exchange Commission’s website at www.sec.gov):

(a) as soon as available, and in any event no later than 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Parent and its Subsidiaries, which consolidated statements shall be audited and certified by a firm of independent certified public accountants of nationally recognized standing selected by Parent or otherwise acceptable to Agent (which audit shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for any such qualification pertaining to the maturity of any Debt occurring within 15 months of the relevant audit or any breach or anticipated breach of any financial covenant)), and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b) as soon as available, and in any event no later than 45 days after the end of each Fiscal Quarter that is not the last Fiscal Quarter of a Fiscal Year, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer (or other officer holding a similar role) of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis as of such date and for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c) [reserved];

(d) within the time frame specified for the delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate executed by the chief financial officer (or other officer holding a similar role) of Parent;

(e) at the request of Agent or Lenders:

(i) copies of all material notices sent under or received in respect of the Senior Credit Facilities;

(ii) a copy of the final management letters (if any) submitted to Borrowers by their accountants in connection with financial statements delivered pursuant to Section 10.1.2(a)(i), if any;

(iii) copies of any projections prepared in respect of the Senior Credit Facilities of Parent’s consolidated balance sheets, results of operations, cash flow and Availability for such Fiscal Year, month by month;

(iv) copies of any proxy statements, financial statements or reports that Parent or any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Parent or any Borrower files with any Governmental Authority, except the Securities and Exchange Commission (which shall be deemed to have been delivered when filed), or any securities exchange; and copies of any press releases or other statements made available by Parent or a Borrower to the public concerning material changes to or developments in the business of Parent or such Borrower; and

(v) such other reports and information (financial or otherwise) as Agent may reasonably request (in its reasonable discretion or at the reasonable request of any Lender) from time to time in connection with any Collateral or the financial condition or business of any Obligor.

Information required to be delivered pursuant to this Section 10.1.2 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by Agent on SyndTrak, IntraLinks or a similar site to which Agent and the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of Parent. Information required to be delivered pursuant to this Section 10.1.2 may also be delivered by electronic communications pursuant to procedures approved by Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

10.1.3 Notices. Notify Agent and Lenders in writing, promptly after a Senior Officer of Borrower Agent obtains knowledge thereof, of any of the following that affects an Obligor (a) the commencement of any proceeding or investigation which would reasonably be expected to have a Material Adverse Effect; (b) any default under or termination of a Material Contract; (c) the existence of any Default or Event of Default; (d) the occurrence of any event (including any Intellectual Property Claim, violation or asserted violation of Applicable Law (including ERISA, OSHA, FLSA and Environmental Laws), an Environmental Release, ERISA Event or Regulatory Event) that would reasonably be expected to have a Material Adverse Effect and (e) any judgment in an amount exceeding the Threshold Amount.

10.1.4 [Reserved].

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws with which the Borrowers and their Subsidiaries shall comply in all material respects) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if an Environmental Release which could reasonably be expected to result in a Material Adverse Effect requiring remediation under Environmental Laws occurs at or on any Properties of Parent or its Subsidiaries, Parent, the relevant Borrower or the applicable Subsidiary shall act, or shall cause the legally responsible party to act, in each case promptly and diligently to investigate and report to Agent and, as required by Environmental Laws, to all appropriate Governmental Authorities the extent of, and to undertake or cause the legally responsible party to undertake appropriate and necessary remedial action to address such Environmental Release as required by applicable Environmental Laws.

10.1.6 Taxes. Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are not overdue by more than 30 days or (i) such Taxes are being Properly Contested or (ii) the failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.

10.1.7 Insurance. Maintain insurance with insurers with respect to the Properties and business of Borrowers and its Subsidiaries of such type, in such amounts, and with such coverages and deductibles as are customary for companies similarly situated and operating in the same or similar locations.

10.1.8 Licenses. Except as could not reasonably be expected to result in a Material Adverse Effect: keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and its Subsidiaries in full force and effect; notify Agent, upon its request, of any modification to any such License; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any such License.

10.1.9 Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary of Parent and, if such Person is not a Foreign Subsidiary or a Securitization Subsidiary, cause it to guaranty the Obligations in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person; provided, that to the extent any Subsidiary of a Securitization Subsidiary shall be subject to the requirements of this Section 10.1.9, it is understood and agreed that no pledge by the applicable Securitization Subsidiary of the Equity Interests of such Subsidiary shall be required under the Loan Documents and such Equity Interests shall otherwise constitute Excluded Collateral.

10.1.10 [Reserved].

10.1.11 [Reserved].

10.1.12 [Reserved].

10.1.13 [Reserved].

10.1.14 Know Your Customer. Promptly following any request therefor, provide information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

10.1.15 Deposit Accounts. From time to time upon request by Agent, the Borrowers shall deliver to Agent a list of all Deposit Accounts and Securities Accounts (including Excluded Accounts) maintained by the Obligors, which list shall identify the account owner, the depositary bank, the account number and type of account.

10.1.16 Post-Closing Covenants.

(a) Within ninety (90) days (or such later date as agreed by Required Lenders) of the Closing Date, Agent shall have received customary certificates from Obligors’ insurance broker, evidencing that Agent, on behalf of the Lenders, is as additional insured and loss payee; and

(b) Within thirty (30) days (or such later date as agreed by Required Lenders) of the Closing Date, Obligors shall have delivered to Agent an Intellectual Property Security Agreement in form and substance substantially consistent with the corresponding agreements delivered under the Senior Credit Facilities.

10.2 Negative Covenants.

As long as any Delayed Draw Term Loan Commitments are outstanding and the Full Payment of all Obligations has not occurred, Parent and each Borrower shall not, and shall not permit any of its Subsidiaries to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) (i) Subordinated Debt; and (ii) unsecured Debt of Parent or its Subsidiaries so long as (other than with respect to the Zenith Debt), in the case of this clause (b)(ii), after giving effect to such Debt, Parent shall be in Pro Forma Compliance with the covenants set forth in Section 10.3.1 and 10.3.2 and such Debt shall have a maturity no earlier than the date that is ninety-one (91) days after the Delayed Draw Term Loan Termination Date;

(c) Permitted Purchase Money Debt;

(d) Debt (other than the Obligations) outstanding (or pursuant to commitments outstanding) on the Closing Date;

(e) Debt that is assumed or acquired in connection with any Acquisition permitted hereunder or the acquisition of any asset or group of assets so long as (i) such Debt was not incurred in contemplation of such Acquisition or acquisition of assets and (ii) either does not exceed (x) $31,250,000 in the aggregate outstanding at any time or (y) after giving effect to each such assumption or acquisition of such Debt, the Payment Conditions are satisfied;

(f) Permitted Contingent Obligations;

(g) Debt owed to a Flooring Lender; provided, that such Flooring Lender has entered into a Flooring Intercreditor Agreement with respect to such Debt;

(h) Debt incurred for the acquisition of Real Estate by an Obligor so long as the purchase price of such Real Estate does not exceed the fair market value of the Real Estate at the time of its acquisition (as determined by the Borrower Agent in good faith) and the Debt incurred in connection therewith does not exceed 100% of the purchase price (including fees, costs and expenses, prepaid interest and similar items in connection therewith) of such Real Estate; provided, that the aggregate outstanding Debt permitted under this subsection (h) does not at any time exceed $37,500,000;

(i) Refinancing Debt as long as each Refinancing Condition is satisfied with respect to such Refinancing Debt;

(j) Debt incurred by a Securitization Subsidiary pursuant to one or more Permitted ABS Transactions so long as at or prior to the initial transfer of Contracts under any such transaction, the applicable Permitted ABS Agent has entered into a Permitted ABS Intercreditor Agreement;

(k) Debt incurred under Permitted Originator Notes;

(l) [Reserved];

(m) Debt evidenced by the Permitted Convertible Notes or by the Permitted HY Notes;

(n) Debt in the form of guarantees by Parent or any of its Subsidiaries of Debt permitted under this Section 10.2.1;

(o) obligations of Parent or any of its Subsidiaries under any Hedging Agreements not entered into for speculative purposes (including any Hedging Agreement entered into by any Securitization Subsidiary in connection with a Permitted ABS Transaction and by Parent or any Subsidiary in connection with any Permitted Securitization Hedging Transaction);

(p) (i) Debt incurred in the Ordinary Course of Business in respect of netting services, overdraft protections, employee credit card programs, cash management services and otherwise in connection with Deposit Accounts and Securities Accounts and (ii) Debt incurred in connection with letters of credit, bankers’ acceptances, bank guarantees, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, warehouse receipts or similar facilities, in each case incurred or undertaken in the Ordinary Course of Business;

(q) Debt among Parent and its Subsidiaries; provided that (i) Debt of any Subsidiary that is not an Obligor owing to any Obligor shall be permitted under Section 10.2.5 (other than under clause (m) of the definition of “Restricted Investments”) and (ii) Debt of the Obligors owing to any Subsidiary that is not an Obligor shall be expressly subordinated to the Obligations under the Loan Documents on terms reasonably acceptable to Revolving Agent (or Agent to the extent there is a Discharge of ABL Obligations) (it being understood that such subordination terms shall permit the repayment of interest and/or principal with respect to such Debt in the absence of notification by Agent during the existence of an Event of Default that such payments shall no longer be made);

(r) Debt consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the Ordinary Course of Business;

(s) Debt incurred by Parent and its Subsidiaries representing (i) deferred compensation to directors, officers, employees, members of management and consultants of Parent and its Subsidiaries in the Ordinary Course of Business or in connection with any Permitted Acquisition or any Investment permitted hereby and (ii) deferred purchase price or other similar arrangements in connection with any Permitted Acquisition or any Investment permitted hereby;

(t) Debt arising out of the creation of any Lien (other than for Liens securing debt for Borrowed Money) permitted under Section 10.2.2;

(u) Debt incurred in the Ordinary Course of Business in respect of obligations of Parent and its Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(v) Debt incurred by Parent and its Subsidiaries representing Investments permitted under the definition of “Restricted Investment”;

(w) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the Ordinary Course of Business to the extent that they are permitted to remain unfunded under Applicable Law;

(x) Debt owed to (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, securing unemployment insurance and other social security laws or regulation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar obligations to Parent or any Subsidiary;

(y) Debt supported by a Letter of Credit (as defined in the Revolving Credit Agreement), in a principal amount not in excess of the face amount of such Letter of Credit;

(z) Debt in respect of any letter of credit issued in favor of any Issuing Bank or Swingline Lender (each as defined in the Revolving Credit Agreement) to support any Defaulting Lender’s (as defined in the Revolving Credit Agreement) participation in Letters of Credit (as defined in the Revolving Credit Agreement) issued, or Swingline Loans (as defined in the Revolving Credit Agreement) made under the Revolving Credit Agreement;

(aa) Debt with an aggregate principal amount not exceeding $93,750,000 in the aggregate outstanding at any time;

(bb) the Senior Credit Facilities; and

(cc) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Debt described in paragraphs (a) through (bb) above.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) any Lien created under the Loan Documents;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, (i) which are being Properly Contested or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) statutory Liens arising in the Ordinary Course of Business including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the Ordinary Course of Business and securing obligations that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, (i) which are being Properly Contested or (ii) are subject to a Lien Waiver, or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e) (i) Liens incurred or pledges or deposits made in the Ordinary Course of Business to secure the performance of bids, trade contracts (other than for Borrowed Money), leases (other than Capital Leases), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business or arising as a result of progress payments under government contracts and (ii) obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support payment of the items set forth in clause (i) of this Section 10.2.2(e);

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order against Parent or its Subsidiaries, or any Property of Parent or its Subsidiaries, not constituting an Event of Default;

(h) (i) easements, rights-of-way, restrictions, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any Borrowed Money and do not materially interfere with the Ordinary Course of Business and (ii) Liens and other matters disclosed in any mortgagee title policy and any replacement, modification, extension or renewal of such Lien;

(i) (i) contractual rights of set-off (A) relating to the establishment of depository relationships with banks not given in connection with the issuance of Borrowed Money, (B) relating to pooled deposit, sweep accounts and netting arrangements of Parent and its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business, and (C) relating to purchase orders and other agreements entered into with customers of Parent and its Subsidiaries in the Ordinary Course of Business and (ii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights (including overdraft protection);

(j) Liens in favor of a Flooring Lender so long as such Liens do not attach to any assets of a Borrower other than the Inventory floored by such Flooring Lender (which may include Liens on all Inventory of a given manufacturer, brand or line which is floored by such Person);

(k) Liens securing only the Real Estate owned by a Borrower to secure Debt permitted under Section 10.2.1(h);

(l) existing Liens shown on Schedule 10.2.2, and any refinancing, modification, replacement, renewal or extension thereof; provided, that the Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated in the property covered by such Lien and the proceeds and products thereof;

(m) Liens on the Equity Interests of Parent which are held by Parent, to the extent such Equity Interests are deemed to be Margin Stock;

(n) Liens on the Securitized Contracts of a Securitization Subsidiary and Liens on the assets of a Securitization Subsidiary, in each case, in favor of a Permitted ABS Agent and subject to a Permitted ABS Intercreditor Agreement;

(o) Security interests as described in 9-109(a)(3) of the UCC created in connection with sales of accounts, chattel paper, payment intangibles or promissory notes permitted by or not otherwise prohibited by this Agreement or any other Loan Document;

(p) any interest or title of a lessor, sublessor, licensor or sublicensee under any leases, subleases, licenses or sublicenses entered into by Parent or any Subsidiary in the Ordinary Course of Business;

(q) (i) leases, subleases, licenses or sublicenses of property in the Ordinary Course of Business or (ii) rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Parent or any Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent or the Subsidiaries in the Ordinary Course of Business and (ii) arising by operation of law under Article 2 of the Uniform Commercial Code;

(t) Liens on insurance policies and the proceeds thereof securing the financing of Debt permitted pursuant to Section 10.2.1(r)(i);

(u) ground leases in the Ordinary Course of Business in respect of Real Estate on which facilities owned or leased by Parent or any Subsidiary are located;

(v) Liens securing obligations under Hedging Agreements permitted by Section 10.2.1(o) (including any Hedging Agreement entered into by any Securitization Subsidiary in connection with a Permitted ABS Transaction and by Parent or any Subsidiary in connection with any Permitted Securitization Hedging Transaction);

(w) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(x) Liens deemed to exist in connection with permitted repurchase obligations or set-off rights;

(y) Liens securing Debt permitted under Section 10.2.1(e); provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such acquisition and such Liens shall be limited to all or part of the same assets (including after acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Liens arose) that secured the obligations to which the original Liens relate (plus improvements on such Property);

(z) Liens securing obligations in respect of letters of credit, banker’s acceptances, bank guarantees or similar instruments permitted under Sections 10.2.1(p), (x) and (z);

(aa) Liens (i) solely on any cash earnest money deposits or cash equivalents in connection with any letter of intent or purchase agreement or otherwise in connection with any escrow arrangements with respect to any Permitted Acquisition or other Investment permitted hereunder and (ii) consisting of an agreement to dispose of any property in a transaction permitted hereunder;

(bb) Liens arising from precautionary UCC financing statements (or similar filings under Applicable Law) regarding operating leases or consignment or bailee arrangements;

(cc) other Liens with respect to property or assets of Parent or any of its Subsidiaries; provided that the aggregate principal amount of the Debt or other obligations secured by such Liens does not exceed $62,500,000 at any time outstanding; provided, further, that if such Liens attach to any Collateral included in the Revolving Borrowing Base and/or Term Loan Borrowing Base, such Liens will be subject to an intercreditor agreement in form and substance satisfactory to Revolving Agent (or Agent to the extent there is a Discharge of ABL Obligations);

(dd) Liens on cash or cash equivalents pledged to defease or otherwise satisfy and discharge any Debt or other obligations that are permitted or not prohibited hereunder; and

(ee) Liens securing obligations under the Senior Credit Facilities.

10.2.3 Capital Expenditures. Make Capital Expenditures in excess of $125,000,000 in the aggregate during any period of four (4) consecutive Fiscal Quarters, measured as at the end of each Fiscal Quarter.

10.2.4 Distributions. Declare or make any Distributions, except Permitted Distributions.

10.2.5 Restricted Investments. Make any Restricted Investment. Notwithstanding the foregoing, to the extent any Investment that is permitted hereunder is to a Person that is not an Obligor (or will not become an Obligor concurrently in connection therewith) and includes (including, for the avoidance of doubt, through an Investment of any Equity Interests in any Subsidiary that owns) Intellectual Property that is reasonably necessary for Agent’s ability to exercise rights and remedies under this Agreement, the other Loan Documents and Applicable Law in connection with the Collateral and to realize upon the value of the Collateral, the Distribution of such Intellectual Property shall be made expressly subject to a non-exclusive royalty-free worldwide license (substantially consistent with the license granted pursuant to Section 11.3) in favor of Agent.

10.2.6 Disposition of Assets. Make any Asset Disposition, except:

(a) (i) a Permitted Asset Disposition and (ii) to the extent constituting an Asset Disposition of the assets subject to thereto, any Hedging Agreement permitted under Section 10.2.1;

(b) (i) Asset Dispositions to effect a Permitted ABS Transaction, (ii) so long as no Default or Event of Default shall then exist or would result therefrom, the sale to any third party of the Class C Retained Notes in the ordinary course of business or consistent with past practice and (iii) after all Debt has been repaid under a Permitted ABS Transaction, any distribution to a Borrower of the remaining ABS Contract Portfolio of the applicable Securitization Subsidiary related to such Permitted ABS Transaction;

(c) a transfer of Property by (i) an Obligor to a Borrower or any other Obligor, (ii) by a Subsidiary that is not an Obligor to an Obligor or any other Subsidiary or (iii) by an Obligor to a non-Obligor, in each case to the extent permitted by the definition of “Restricted Investments”;

(d) an Asset Disposition of Margin Stock by Parent;

(e) the disposition of charged-off receivables in the Ordinary Course of Business;

(f) dispositions of Property subject to casualty, condemnation or similar proceedings (including in lieu thereof) upon receipt of the Net Proceeds therefor;

(g) dispositions of Real Estate and related assets in the Ordinary Course of Business in connection with relocation activities for directors, officers, employees, members of management, or consultants of Parent and the Subsidiaries;

(h) the transfer or abandonment of Intellectual Property rights no longer used or useful in the business in accordance with the reasonable business judgement of Borrower Agent; and

(i) so long as no Default or Event of Default is continuing or would arise therefrom, Dispositions of other assets and property in exchange for reasonably equivalent value, provided that any such Disposition shall be made for fair market value.

Notwithstanding the foregoing, to the extent any such Disposition is to a Person that is not an Obligor (or will not become an Obligor concurrently in connection therewith) and includes (including, for the avoidance of doubt, through the Disposition of any Equity Interests in any Subsidiary that owns) Intellectual Property that is reasonably necessary for Agent’s ability to exercise rights and remedies under this Agreement, the other Loan Documents and Applicable Law in connection with the Collateral and to realize upon the value of the Collateral, the Distribution of such Intellectual Property shall be made expressly subject to a non-exclusive royalty-free worldwide license (substantially consistent with the license granted pursuant to Section 11.3) in favor of Agent.

10.2.7 [Reserved].

10.2.8 Restrictions on Payment of Certain Debt.

(a) Make any payments (whether voluntary or mandatory, or a prepayment, redemption, repurchase, retirement, defeasance or acquisition) with respect to any Subordinated Debt or Junior Lien Debt, except:

(i) regularly scheduled payments of principal, interest, fees, expenses and indemnities, but only to the extent permitted or not restricted under any subordination agreement or intercreditor agreement relating to such Debt;

(ii) payments made in respect of a Permitted Originator Note subject to any subordination provisions in respect of such Permitted Originator Note;

(iii) [reserved];

(iv) the conversion of any such Subordinated Debt or Junior Lien Debt to, or payment with the proceeds of, Equity Interests;

(v) additional payments and prepayments in respect of the Subordinated Debt or Junior Lien Debt with net proceeds from the incurrence of Subordinated Debt, Junior Lien Debt or other unsecured Debt permitted hereunder;

(vi) payments made with the proceeds of Refinancing Debt in respect of such Subordinated Debt or Junior Lien Debt;

(vii) payments of, and cash payments due upon conversion with respect to, any Permitted Convertible Notes in accordance with the terms thereof; and

(viii) other than during the Covenant Relief Period, additional cash payments and prepayments so long as, in each case, the Payment Conditions are satisfied.

(b) Make any payment with respect to a Permitted ABS Transaction other than (i) payments made with the proceeds of the Securitized Contracts of the corresponding Permitted ABS Transaction; (ii) payments made in connection with the repurchase of Contracts which are permitted under clause (g) of the definition of Restricted Investments; (iii) payments so long as immediately before and after giving effect to any such repayment no Default or Event of Default exists and immediately after giving effect thereto Availability exceeds the greater of (x) $50,000,000 and (y) 12.5% of the Revolving Borrowing Base (calculated without giving effect to the Term Loan Push-Down Reserve) then in effect; (iv) payments using the proceeds of Investments permitted under clause (f)(ii) of the definition of Restricted Investments.

(c) Make any principal payments (whether voluntary or mandatory, or a prepayment, redemption, repurchase, retirement, defeasance or acquisition) with respect to unsecured Debt (including the Permitted HY Notes), except:

(i) regularly scheduled payments of principal and scheduled payments at maturity;

(ii) principal payments made with the proceeds of the incurrence of other unsecured Debt, Permitted HY Notes, and Subordinated Debt permitted hereunder;

(iii) [reserved];

(iv) the conversion of any such Debt to, or payment with the proceeds of, Equity Interests;

(v) payments made with the proceeds of Refinancing Debt in respect of such unsecured Debt;

(vi) principal payments of, and cash payments due upon conversion with respect to, any Permitted Convertible Notes in accordance with the terms thereof; and

(vii) if the outstanding principal amount of such unsecured Debt is (A) greater than $18,750,000, any other principal payments with respect to such Debt so long as the Payment Conditions are satisfied with respect to each such payment and (B) $18,750,000 or less, immediately before and after giving effect to such payment, no Event of Default exists.

Notwithstanding anything herein to the contrary, other than with respect to the Zenith Debt, any Refinancing Debt, Replacement Facility Debt or pursuant to any intercreditor, subordination or similar agreement entered into with Agent, no Obligor (I) may make any (i) interest payments or payments of commitment or unused fees on any Subordinated Debt or Junior Lien Debt during any corresponding interest period where the Obligors have made a PIK Interest payment or (ii) principal payments (whether mandatory or voluntary) or payments of exit fees on any Subordinated Debt or Junior Lien Debt while any Obligations are outstanding or (II) may enter into any Subordinated Debt, Junior Lien Debt, Permitted Convertible Notes, or Permitted HY Notes following the Closing Date which (i) does not permit the Obligor to pay interest, charges, and other fees thereunder in-kind rather than in cash (other than commitment, upfront or similar fees paid in connection with the issuance of such Debt) or (ii) contains mandatory amortization or sinking fund payments while the Obligations or Delay Draw Term Loan Commitments are outstanding (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Full Payment of the Obligations that are accrued and payable).

10.2.9 Fundamental Changes.

(a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except (i) Parent and its Subsidiaries may engage in Permitted Acquisitions, (ii) any non-Obligor Subsidiary may be merged into or consolidated with, or transfer all or substantially all of its property to, (1) any Borrower or Guarantor (other than Parent), so long as such Borrower or such Guarantor is the surviving entity or the surviving entity assumes the Obligations in a manner satisfactory to Agent, or (2) another non-Obligor Subsidiary, (iii) any Borrower or Guarantor (other than Parent) may merge into or consolidate with any Borrower so long as a Borrower is the surviving entity or the surviving entity assumes the Obligations in a manner satisfactory to Agent, (iv) any Guarantor (other than Parent) may merge into or consolidate with any other Guarantor (other than Parent) and (v) any Subsidiary may liquidate or dissolve so long as (1) such Subsidiary determines in good faith that such liquidation or dissolution is in its best interest, (2) a Borrower shall only liquidate or dissolve with or into another Borrower with at least one Borrower surviving and (3) a Guarantor shall only liquidate or dissolve into an Obligor or such liquidation or dissolution is an Investment permitted hereunder.

(b) Without providing Agent at least thirty (30) days’ prior written notice thereof (or such shorter period as Agent may agree), (i) change its name (ii) change its charter or other organizational identification number or (iii) change its entity type or state of organization.

10.2.10 [Reserved].

10.2.11 Organic Documents. Except as required by Applicable Law, amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in a manner that would reasonably be expected to be materially adverse to the rights or interests of Agent or Lenders.

10.2.12 [Reserved].

10.2.13 Accounting Changes. Change its Fiscal Year without the consent of Agent (acting at the direction of the Required Lenders); provided that the Borrowers and the Subsidiaries may change their fiscal year end to align to that of Parent.

10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except Restrictive Agreements as follows:

(a) in effect on the Closing Date and any replacements, renewals, extensions, refinancings, refundings or exchanges of or any amendment, restatement, amendment and restatement, supplement or other modification expanding the scope of, such restriction or condition, in each case, so long as not done so in a manner materially adverse to the Lenders taken as a whole;

(b) relating to secured Debt permitted hereunder (including any Refinancing Debt in respect thereof), as long as the restrictions apply only to collateral for such Debt (other than the Collateral);

(c) constituting customary restrictions on assignment in leases and other contracts;

(d) the Permitted HY Note Indentures (as amended as permitted hereunder);

(e) any guaranty by any Subsidiary of Parent of Parent’s obligations under any Permitted HY Notes as permitted under Section 10.2.1(n);

(f) pursuant to any Loan Document or the Senior Credit Facilities;

(g) pursuant to any Permitted ABS Documents entered into by a Securitization Subsidiary or any Organic Document of any Securitization Subsidiary;

(h) restrictions and conditions imposed by Applicable Law;

(i) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement;

(j) customary restrictions and conditions contained in agreements relating to Asset Dispositions pending such Asset Disposition; provided such restrictions and conditions apply only to the Person and/or assets subject to such Asset Disposition and such sale is permitted hereunder;

(k) restrictions and conditions that were binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as the agreements providing for such restrictions and conditions were not entered into in contemplation of such Person becoming a Subsidiary;

(l) restrictions and conditions imposed by agreements relating to non-Obligor Subsidiaries;

(m) customary provisions in joint venture agreements and other similar agreements entered into in connection with any joint venture;

(n) restrictions on cash or other deposits imposed by suppliers and customers under contracts entered into in the Ordinary Course of Business; and

(o) customary net worth provisions contained in Real Estate leases entered into by Parent or any of its Subsidiaries.

10.2.15 [Reserved].

10.2.16 Conduct of Business. Engage in any lines of business, other than as a conducted on the Closing Date any activities incidental, ancillary or reasonably related thereto (including providing proprietary credit solutions for customers).

10.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate except:

(a) transactions among Parent and its Subsidiaries on the one hand and the Secured Parties on the other hand contemplated by the Loan Documents;

(b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted under this Agreement;

(c) payment of customary directors’ fees and indemnities;

(d) transactions solely among Obligors to the extent permitted or not restricted hereunder;

(e) transactions with Affiliates that were consummated prior to the Closing Date or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(f) transactions with Affiliates no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate;

(g) entry into a Permitted ABS Purchase Agreement, any other Permitted ABS Documents, and Permitted Originator Notes and all transactions contemplated thereunder;

(h) entry into a guaranty of any Permitted HY Notes or Permitted Convertible Notes facility as permitted under Section 10.2.1 and all transactions contemplated thereunder;

(i) servicing agreements and administration agreements, and all transactions contemplated thereunder, entered into in connection with a Permitted ABS Transaction;

(j) transactions solely among non-Obligor Subsidiaries;

(k) any Investment not prohibited by the definition of “Restricted Investment” or any merger, consolidation or combination not prohibited by Section 10.2.9;

(l) (i) any employment or severance agreements or arrangements entered into by Borrowers or any of the Subsidiaries in the Ordinary Course of Business, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, directors, members of management or consultants, and (iii) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto;

(m) any purchase by Parent of or contributions to, the Equity Interests of Borrowers;

(n) transactions among Borrowers and the Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the Ordinary Course of Business;

(o) transactions with customers, clients, suppliers or joint ventures for the purchase or sale of goods and services entered into in the Ordinary Course of Business; and

(p) Distributions permitted under Section 10.2.4.

10.2.18 Amendments to Senior Credit Facilities. Notwithstanding anything to the contrary contained herein, in no event shall the Senior Credit Facilities be amended, restated, amended and restated, supplemented, modified, replaced, increased, renewed, extended or refinanced in contravention of Section 6(c) of the Intercreditor Agreement.

10.2.19 Amendments to Subordinated Debt and Permitted HY Notes. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt or Permitted HY Notes, if, in any case, such modification (a) increases the principal balance of such Debt except as permitted by Section 10.2.1; (b) accelerates the date on which any installment of principal is due; (c) shortens the final maturity date (except to a date that is no earlier than ninety-one (91) days after the Delayed Draw Term Loan Termination Date); or (d) in the case of Subordinated Debt, results in the Obligations not being fully benefited by any subordination provisions thereof (it being understood that this

Section 10.2.19 is not intended to restrict any amendment, restatement, amendment and restatement, supplement, modification, replacement, renewal, extension and refinancing of Subordinated Debt or Permitted HY Notes that is otherwise not restricted under this Agreement or the applicable subordination agreement).

10.2.20 [Reserved].

10.2.21 [Reserved].

10.3 Financial Covenants. As long as any Delayed Draw Term Loan Commitments are outstanding and the Full Payment of all Obligations has not occurred, Parent shall on a consolidated basis with its Subsidiaries:

10.3.1 Maximum Leverage Ratio. Maintain a Leverage Ratio not greater than 4.75:1.00, measured quarterly as of the last day of each Fiscal Quarter.

10.3.2 Maximum ABS Excluded Leverage Ratio. Maintain an ABS Excluded Leverage Ratio not greater than 2.75:1.00, measured quarterly as of the last day of each Fiscal Quarter.

10.4 Curative Equity.

10.4.1 Subject to the limitations set forth in Section 10.4.6, Borrowers may cure an Event of Default arising out of a breach of any of the financial covenants set forth in Sections 10.3.1 and 10.3.2 (the “Specified Financial Covenants”) (as the case may be) by way of an investment of Curative Equity prior to the date on which the Compliance Certificate is delivered to Agent pursuant to Section 10.1.2(d) in respect of the Fiscal Quarter with respect to which any such breach occurred; provided, that Borrowers’ right to so cure an Event of Default shall be contingent on the timely delivery of such Compliance Certificate as required under Section 10.1.2(d).

10.4.2 [Reserved].

10.4.3 Subject to the limitations set forth in Section 10.4.6, any investment of Curative Equity shall be in an amount that is sufficient to cause Parent and its Subsidiaries to be in compliance with all of the Specified Financial Covenants as at the last day of the most recently ended month or Fiscal Quarter (as the case may be), calculated for such purpose as if such amount were additional EBITDA and increase in Tangible Net Worth, and a decrease in total liabilities, as necessary, of Parent and its Subsidiaries as at such date and had been included in the financial calculations of Parent and its Subsidiaries on such date.

10.4.4 In the Compliance Certificate delivered pursuant to Section 10.1.2(d) in respect of the month end or Fiscal Quarter end (as the case may be) on which Curative Equity is used to cure any breach of the Specified Financial Covenants, Borrowers shall (i) include evidence of its receipt of Curative Equity proceeds, and (ii) set forth a calculation of the financial results and balance sheet of Parent and its Subsidiaries as at such month end or Fiscal Quarter end (as the case may be) (including for such purposes the proceeds of such Curative Equity as either deemed EBITDA for such month end or Fiscal Quarter end (as the case may be) and the three following month end or Fiscal Quarter end (as the case may be), or increased Tangible Net Worth and decreased total liabilities for such month end or Fiscal Quarter end (as the case may be), as if received on such date), which shall confirm that on a pro forma basis taking into account the application of Curative Equity proceeds, Parent and its Subsidiaries would have been in compliance with the Specified Financial Covenants (as at such date).

10.4.5 Upon delivery of a Compliance Certificate pursuant to Section 10.1.2(d) conforming to the requirements of this Section, any Event of Default that is continuing from a breach of any of the Specified Financial Covenants shall be deemed cured with no further action required by the Lenders. In the event Borrowers do not cure all financial covenant violations as provided in this Section 10.4, the existing Event of Default shall continue unless waived by the Required Lenders in writing.

10.4.6 Notwithstanding the foregoing, (i) Borrowers’ rights under this Section 10.4 may be exercised not more than two times during the term of this Agreement, and (ii) the amount of each investment of Curative Equity may not be less than $1,000,000 or greater than $20,000,000.

10.5 [Reserved].

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay (i) principal on any Delayed Draw Term Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any interest, fees or other amounts due under this Agreement within three (3) Business Days of the date due;

(b) any representation or warranty of an Obligor made in connection with any Loan Document or any certificate or instrument required to be furnished in connection with or pursuant to any Loan Document is incorrect or misleading in any material respect when given;

(c) A Borrower breaches or fail to perform any covenant contained in Section 10.1.1, 10.1.3, 10.1.6(b)(i), 10.2 and 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives written notice thereof from Agent, whichever is sooner;

(e) (i) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; (ii) an Obligor denies in writing or contests the validity or enforceability of any Loan Documents; (iii) other than with respect to items of Collateral with a value not exceeding $7,500,000 in the aggregate, any Lien granted to Agent ceases to be a valid and perfected Lien (to the extent perfection is required hereunder or under any Loan Document), except to the extent that any such loss of validity, perfection or priority results from the failure of Agent to maintain possession of Collateral requiring perfection through control or to file or record any document delivered to it for filing or recording; or (iv) any Loan Document ceases to be in full force or effect for any reason (other than in accordance with its terms or a waiver or release by Agent and Lenders);

(f) Any final judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all such unsatisfied judgments or orders against all Obligors, the Threshold Amount (net of insurance coverage therefor that has not been denied by the insurer), and there is a period of 60 consecutive days during which (i) such judgment or order is not discharged, satisfied, vacated or bonded pending appeal or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(g) Other than with respect to the Revolving Credit Agreement and the Term Loan Agreement, any material breach or default of an Obligor occurs under (i) any Hedging Agreement or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, in each case relating to any Debt (other than the Obligations) with an aggregate outstanding principal amount in excess of the Threshold Amount (including the documents related to the Permitted ABS Documents) and beyond the period of grace, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach, in each case (x) unless such Debt has been paid in full or the failure has been waived or otherwise cured prior to the acceleration of the Obligations under the Loan Documents, (y) with respect to such Debt consisting of obligations under Hedging Agreements, termination events or equivalent events relating to the breach by Parent, any Borrower or any Subsidiary of the terms thereof and (z) this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale, transfer of the property or assets subject to such Debt or as a result of an event not constituting a Change of Control under this Agreement and such Debt is paid when due or prior to acceleration of the Obligations;

(h) An Obligor suffers the loss, revocation or termination any material license or permit which is necessary for the continued operation of a material part of such Obligor’s business and such loss, revocation or termination could reasonably be expected to have a Material Adverse Effect, an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(i) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding (it being understood that any involuntary Insolvency Proceeding, petition or appointment described in this clause (i) shall not constitute an Event of Default unless such proceeding, petition or appointment shall continue undismissed for 60 days or an order for relief is entered in the proceeding, petition or appointment);

(j) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (ii) an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) any event similar to the foregoing occurs or exists with respect to a Foreign Plan, but, in each case in this clause (j) only if such occurrence or event would either individually or in the aggregate reasonably be expected to result in an Obligor or the Obligors incurring a liability which would have a Material Adverse Effect;

(k) Parent breaches or fails to perform any covenant in a Warrant, and such breach or failure is not cured within 5 days after a Senior Officer receives written notice thereof from Agent or Lenders;

(l) A Change of Control occurs;

(m) A Cross-Acceleration Event occurs; and

(n) The provisions of the subordination provisions of the documents evidencing or governing the subordination of any Junior Lien Debt or Subordinated Debt with an aggregate outstanding principal amount in excess of the Threshold Amount (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Junior Lien Debt or Subordinated Debt; or (ii) any Obligor shall disavow in writing the effectiveness, validity or enforceability of the Intercreditor Agreement.

11.2 Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default described in Section 11.1(i) with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable, without any action by Agent or notice of any kind and the Delayed Draw Term Loan Commitments shall automatically terminate. In addition, or if any other Event of Default exists, subject to the penultimate paragraph of Section 14.1.1, Agent (acting at the direction of Required Lenders) may do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law and terminate the Delayed Draw Term Loan Commitments;

(b) [reserved];

(c) [reserved]; and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent (acting at the direction of Required Lenders), in its discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable so long as otherwise conducted in accordance with Applicable Law. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. For the purpose of enabling Agent to exercise rights and remedies under this Agreement at such time as Agent shall be lawfully entitled to exercise such rights and remedies under this Agreement, except as is prohibited by an existing and enforceable anti-assignment provision of any license of Intellectual Property Rights (and solely with respect to the Intellectual Property Rights subject to such license, and other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other Applicable Law or principles of equity), Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of Royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.

11.4 Setoff. At any time during the existence of an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate (other than, for the avoidance of doubt, Tax and Trust Funds) to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have. Each Lender agrees to promptly notify the Borrowers and Agent after any such setoff and application.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations under the Loan Documents.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Delayed Draw Term Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Except as provided in Section 10.4, any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Secured Party appoints and designates Stephens Investments Holdings LLC as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute, deliver and perform its obligations as Agent under each Loan Document, including the Intercreditor Agreement and any other intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. No Secured Party (other than Agent) shall have any right individually to take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise.

12.1.2 Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2 Agreements Regarding Collateral.

12.2.1 Lien Releases; Care of Collateral. Agent will release (and the Secured Parties authorize Agent to release) any Lien on any Collateral (a) upon Full Payment of the Obligations under the Loan Documents; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a disposition permitted by Section 10.2.6 (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral (as agreed by Agent and Borrower); (d) to the extent required by the Intercreditor Agreement; or (e) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy, email or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person (including, for the avoidance of doubt, in connection with Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page). Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party (other than Agent) agrees that, except as otherwise provided in any Loan Documents or with the written consent of Required Lenders or Agent (acting at the direction of Required Lenders), it will not take any Enforcement Action, accelerate Obligations or assert any rights relating to any Collateral.

12.5 Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.3, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against a Deposit Account or Securities Account without Required Lender’s prior consent.

12.6 Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s (acting at the direction of Required Lenders) discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Contract Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor to replace the resigning Agent that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Event of Default exists pursuant to Section 11.1(a) or (j)) Borrowers. If no successor is appointed by the effective date of Agent’s resignation then on such date, Agent may appoint a successor acceptable to the Required Lenders and the Borrowers (provided no Event of Default exists pursuant to Section 11.1(a) or (j)) (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders automatically assume all rights and duties of Agent, the successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation or removal, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Stephens Investments Holdings LLC by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.9 Acknowledgments of Lenders and Secured Parties.

12.9.1 Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Delayed Draw Term Loans hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Delayed Draw Term Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.9.2 (a) Each Lender hereby agrees that (i) if Agent notifies such Lender that Agent has determined in its sole discretion that any funds received by such Lender from Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to Agent at the Default Rate for a Delayed Draw Term Loans, and (ii) to the extent permitted by Applicable Law, such Lender shall not assert, and hereby waives, as to Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of Agent to any Lender under this Section 12.9.2 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to Agent at the Default Rate for a Delayed Draw Term Loans.

(c) The Borrowers and each other Obligor hereby agrees that (i) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender with respect to such amount if any, under and pursuant to the terms of this Agreement and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Obligor, except, in each case, to the extent such erroneous Payment (or any portion thereof) is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Obligor.

(d) Each party’s obligations under this Section 12.9.2 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12.10 Remittance of Payments and Collections.

12.10.1 Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 12:00 noon, on a Business Day, then payment shall be made by the Secured Party by 2:00 p.m., on such day, and if request is made after 12:00 noon, then payment shall be made by 12:00 noon, on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the Default Rate for a Delayed Draw Term Loans. In no event shall Borrowers be entitled to credit for any interest paid by a Secured Party to Agent.

12.10.3 Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11 Individual Capacities. As a Lender, Stephens Investments Holdings LLC shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Stephens Investments Holdings LLC in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide bank products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Contract Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12 [Reserved].

12.13 [Reserved].

12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations under the Loan Documents. Other than with respect to Sections 12.1, 12.2, 12.4, 12.5, 12.8, 12.9, 12.11 and 12.15, this Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties and their respective successors and permitted assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents other than as set forth in Section 10.2.9; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Delayed Draw Term Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Delayed Draw Term Loans for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Delayed Draw Term Loan in which such Participant has an interest, postpones the Delayed Draw Term Loan Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Delayed Draw Term Loans, or releases any Borrower, Guarantor or substantially all of the Collateral.

13.2.3 Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in the Delayed Draw Term Loans (and stated interest). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4 Benefit of Setoff. Each Participant shall have a right of set-off pursuant to Section 11.4 in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off pursuant to Section 11.4 with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.2.5 Increased Costs/Break Funding/Taxes. A Participant shall not be entitled to receive any greater payment under Section 3.7, 3.9, 5.9 or 5.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent expressly acknowledging such Participant may receive a greater benefit. A Participant shall not be entitled to the benefits of Section 5.9 and 5.10 to the extent such Participant fails to comply with Section 5.10.1 as though it were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $2,500,000 (unless otherwise agreed by Agent (acting at the direction of Required Lenders) and the Borrower Agent, each in their discretion) and integral multiples of $100,000 in excess of that amount and (b) the parties to each such assignment shall execute and deliver to Agent an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender to pledge or assign any rights under this Agreement to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank or (ii) counterparties to swap agreements relating to any

Delayed Draw Term Loans; provided, that (x) no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto and (y) any payment by the Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy the Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2 Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent (acting at the direction of Required Lenders) in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, (i) the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder and (ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 14.2 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10.

13.3.3 Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents.

13.3.4 Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names and addresses of each Lender and the Delayed Draw Term Loans and stated interest owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4 Replacement of Certain Lenders. If a Lender (a) is a Non-Consenting Lender or (b) gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon notice to such Lender and Agent, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s). Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

13.5 Assignments/Participations with Respect to Securities Laws. Each Lender agrees that, without the prior written consent of Borrower Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Delayed Draw Term Loan or other Obligation under the securities laws of the United States of America or of any jurisdiction.

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. Subject to the proviso to Section 1.2, and Section 3.6(b), (c), (d) and (e) no modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of the Required Lenders) and each Obligor party to such Loan Document; provided that:

(a) without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) [reserved];

(c) without the prior written consent of each Lender directly and adversely affected thereby, no modification shall (i) increase the Delayed Draw Term Loan Commitment of such Lender to fund Delayed Draw Term Loans hereunder; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; (iii) extend the Delayed Draw Term Loan Termination Date applicable to such Lender’s Obligations; (iv) amend this clause (c); or (v) alter Section 5.6.3; provided that for purposes of this clause (c), it being understood that (A) waivers or modifications of conditions precedent, covenants or Defaults or Events of Default shall not constitute an increase of the Delayed Draw Term Loan Commitment of any Lender; (B) a waiver or reduction of the Default Rate (or other post-petition increase in interest) shall be effective with the consent of the Required Lenders (and shall not require the consent of each directly and adversely affected Lender); and (C) any modification to the Leverage Ratio or the component definitions thereof shall not constitute a reduction in the rate of interest or a reduction of fees; and

(d) without the prior written consent of all Lenders, no modification shall (i) alter this Section 14.1.1; (ii) release all or substantially all of the Collateral; (iii) amend the definition of Pro Rata or Required Lenders; or (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, including pursuant to Section 10.2.9, release any Obligor from liability for any Obligations.

Notwithstanding anything contained herein (including, without limitation, this Section 14.1.1) or any other Loan Document to the contrary, but other than with respect to a Replacement Facility (as defined below), in the event the Borrowers and the Revolving Agent and/or Term Loan Agent, as applicable, enters into any amendment, restatement, amendment and restatement, supplement, replacement, renewal, extension, waiver or consent in respect of any of the Senior Credit Facilities, as applicable, for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any of the Senior Credit Facilities or changing in any manner the rights of any parties thereunder, then such amendment, restatement, amendment and restatement, supplement, replacement, renewal, extension, waiver or consent shall apply automatically to the Loan Documents without the consent of or action by the Agent or any Lender; provided that, (i) any such amendment, restatement, amendment and restatement, supplement, replacement, renewal, extension, waiver or consent that materially and adversely affects the rights of the Secured Parties and does not affect the Senior Priority Secured Parties (as defined in the Intercreditor Agreement) in a like or similar manner shall not apply to the Loan Documents without the consent of the Agent (acting at the direction of the Required Lenders) and (ii) no such amendment, restatement, amendment and restatement, supplement, replacement, renewal, extension, waiver or consent may, directly or indirectly, alter the (x) commitment of any Lender or conditions precedent to the funding under Section 6; provided that, for the avoidance of doubt, in no event shall this clause (x) apply to amendments, restatements, amendment and restatements, supplements, replacements, renewals, extensions, waivers or consents in respect of any other provision of the Senior Credit Facilities (including, without limitation, the representations and warranties, affirmative covenants, negative covenants, financial covenants and events of default) other than the express provisions of the conditions precedent of Section 6, (y) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to a Lender, or (z) extend the Delayed Draw Term Loan Termination Date or Delayed Draw Term Loan Commitment Termination Date (clauses (i) and (ii), collectively, the “Specified Consent Rights”). Notwithstanding the foregoing, the Specified Consent Rights shall not apply to any amendments, restatements, amendment and restatements, supplements, replacements, renewals, extensions, waivers or consents that secure additional extensions of credit and/or add additional secured creditors and do not violate the express provisions of the Loan.

Notwithstanding anything contained herein (including, without limitation, this Section 14.1.1) or any other Loan Document to the contrary, in the event any Obligor enters into any amendment, restatement, amendment and restatement, replacement (whether upon or after termination or otherwise), refinancing, extension, substitution, renewal, supplement, modification or other change to, or issuance of Debt in exchange or replacement for, any of the Senior Credit Facilities (each, a “Replacement Facility”) and any of the terms (including, without limitation, the representations and warranties, affirmative covenants, negative covenants, financial covenants and events of default) of any such Replacement Facility are more favorable to such Obligors than the terms of the Loan Documents, then such favorable terms shall apply automatically to any comparable provision of the corresponding Loan Documents (with appropriate covenant cushions and exceptions consistent with the Loan Documents compared to the Senior Credit Facilities in effect on the Closing Date) without the consent of or action by the Agent or any Lender (it being understood that at the request of Borrower Agent the Agent and Lenders shall enter into an amendment to this Agreement and the other applicable Loan Documents to reflect the foregoing).

14.1.2 Limitations. The agreement of Borrowers shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves. Only the consent of the parties to any agreement relating to fees shall be required for modification of such agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3 Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.1.4 Errors. If Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature in the Loan Documents, then Agent and the Borrowers shall be permitted to amend such provision without any further action or consent of any other party to such Loan Document if the same is not objected to in writing by the Required Lenders to Agent within five (5) Business Days following receipt of notice thereof.

14.2 Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE AS SET FORTH BELOW) OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless any Indemnitee with respect to a Claim that (i) is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, or (y) material breach by such Indemnitee or its Related Parties of their obligations hereunder or under the Loan Documents or (ii) is brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding brought by or against Agent, acting in its capacity as Agent) that does not involve any act or omission of any Obligor and arises out of disputes among the Lenders and/or their transferees.

14.3 Notices and Communications.

14.3.1 Notices. (a)Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Obligor, to Borrower Agent at:

2445 Technology Forest Blvd.

Building 4, Suite 800

The Woodlands, TX 77381

Attention: Office of General Counsel

(ii)	if to Agent, at: 111 Center Street

Little Rock, AR 72201

Attention: Jackson Farrow, Jr.

(iii)	if to STEPHENS INVESTMENTS HOLDINGS LLC, at: 111 Center Street

Little Rock, AR 72201

Attention: Jackson Farrow, Jr.

WITH A COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

Holland & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attn: M. Matthew Fontane, Esq.

(iv)	if to STEPHENS GROUP, LLC, at: 100 River Bluff Dr., Suite 500

Little Rock, AR 72202

Attn: Ronald M. Clark

WITH A COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

Holland & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attn: M. Matthew Fontane, Esq.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Unless Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2 [Reserved].

14.3.3 [Reserved].

14.3.4 Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information. Secured Parties acknowledge that information provided in connection with the Loan Documents may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5 Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower; provided that such indemnity shall not, as to any such Indemnitee, be available to the extent that such liabilities, losses, costs or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

14.4 [Reserved].

14.5 [Reserved].

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts; Electronic Execution.

14.8.1 Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.

14.8.2 Delivery of an executed counterpart of a signature page of (a) this Agreement, (b) any other Loan Document and/or (c) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 14.3.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require Agent to accept Electronic Signatures in any form or format without its prior written consent (acting at the direction of the Required Lenders) and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent Agent has agreed to accept any Electronic Signature, (A) Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of a Borrower or any other Obligor without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) the Obligors shall be entitled to rely on such Electronic Signature purportedly given on behalf of Agent or any Lender without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any Obligor, Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the parties hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among Agent, the Lenders, the Borrowers and the other Obligors, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original and (ii) each other party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record).

14.9 Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority (such as the National Association of Insurance Commissioners) purporting to have jurisdiction over it or its Affiliates; provided that unless specifically prohibited by Applicable Law or it is not practicable to do so prior to the required disclosure, each of Agent and each Lender shall endeavor to notify Borrower Agent (without any liability for a failure to so notify Borrower Agent) of any request made to such Lender or Agent prior to disclosure of such Information; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto or any party to the Revolving Credit Agreement or Term Credit Agreement; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or Eligible Assignee or any actual or prospective party (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than

Borrowers; (h) subject to an agreement containing provisions substantially the same as this Section, to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from or on behalf of an Obligor or Subsidiary relating to it or its business, including any information obtained by Agent, any Secured Party, any Indemnitee and their respective Affiliates and its and their respective directors, officers, employees, agents, advisors and attorneys in connection with any inspection, audit, appraisal or review of properties, assets, books and records of Parent and/or its Subsidiaries and/or discussions with Parent’s independent accountants. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13 [Reserved].

14.14 GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15 Consent to Forum; Bail-In of Affected Financial Institutions.

14.15.1 Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2 Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

14.16 Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent, Lenders and all other Secured Parties hereby also waive) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. The Borrowers shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.18 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.19 INTERCREDITOR AGREEMENT. Notwithstanding anything herein to the contrary, Borrowers acknowledge and agree that Agent and Lenders may accept possession of any Collateral turned over to the Agent and/or Lenders pursuant to and in accordance with Section 2.3(b) of the Intercreditor Agreement.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONN’S, INC.,
a Delaware corporation

By:
Name:	George Bchara
Title:	Executive Vice President and Chief Financial Officer

CONN APPLIANCES, INC.,
a Texas corporation

By:
Name:	George Bchara
Title:	Executive Vice President and Chief Financial Officer

CONN CREDIT I, LP,
a Texas limited partnership

By:	CAI HOLDING, LLC,
a Delaware limited liability company,
its General Partner

By:
Name:	Mark Prior
Title:	Vice President, General Counsel and Secretary

CONN CREDIT CORPORATION, INC.,
a Texas corporation

By:
Name:	George Bchara
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Delayed Draw Term Loan and Security Agreement]

STEPHENS INVESTMENTS HOLDINGS LLC, as Agent and a Lender

By:
Name:
Title:

STEPHENS GROUP, LLC, as a Lender

By:
Name:
Title:

Exhibit A

Delayed Draw Term Note

Exhibit B

Assignment and Acceptance

Exhibit C

Assignment Notice

Exhibit D

Compliance Certificate

Exhibit E

Form of Warrant

Form of Warrant

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

WARRANT TO PURCHASE COMMON STOCK

Company:	CONN’S, INC., a Delaware corporation

Class of Stock:	Common Stock, par value, $0.01 per share

Number of Shares:	[ ], subject to adjustment as set forth herein

Exercise Price:	$[ ], as adjusted from time to time in accordance with Section 2

Issue Date:	[ ]

Expiration Date:	10 years from the Issue Date

This WARRANT TO PURCHASE COMMON STOCK (this “Warrant”) certifies that, for good and valuable consideration, [    ] (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated class, series and type of stock (the “Class”) of Conn’s, Inc., a Delaware corporation (the “Company”) at the above-stated Exercise Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is issued in connection with that certain Delayed Draw Term Loan and Security Agreement, dated as of [    ], 2023 (as amended, restated and supplemented from time to time, the “DDTL Agreement”), among the Company, Conn Appliances, Inc., Conn Credit I, LP, Conn Credit Corporation, Inc., the lenders party thereto and [    ], as Administrative Agent.

SECTION 1. EXERCISE.

1.1 Method of Exercise. Holder may at any time and from time to time and on or before the Expiration Date exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 (the “Notice of Exercise”). Within the earlier of: (i) two Trading Days (as defined below); and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the date of the Notice of Exercise, Holder shall deliver payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Shares as to which this Warrant was so exercised (which shall not exceed the number of shares set forth above) in cash or via wire transfer of immediately available funds if Holder did not notify the Company in such Notice of Exercise that such exercise was made pursuant to a Cashless Exercise (as defined below).

1.2 Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Exercise Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, The Company shall issue to Holder such number of fully paid and non-assessable Shares as are computed using the following formula (a “Cashless Exercise”):

X	=	Y(A-B)/A

where:

X	=	the number of Shares to be issued to Holder;

Y	=	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Exercise Price);

A	=	equals the average of the Closing Sale Prices of the shares of Common Stock (as reported by Bloomberg Financial Markets) for the five consecutive Trading Days ending on the date immediately preceding the date of the Notice of Exercise.

B	=	the Exercise Price.

If the Shares are issued in a Cashless Exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Shares take on the registered characteristics of the Warrants being exercised. For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the Issue Date, it is intended that the Shares issued in a Cashless Exercise shall be deemed to have been acquired by Holder, and the holding period for the Shares shall be deemed to have commenced on the Issue Date.

For purposes of this Section 1.2, “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid and ask prices, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and Holder. If the Company and Holder are unable to agree upon the fair market value of such security, then the Board of Directors of the Company shall use its good faith judgment to determine the fair market value. The Board of Directors’ determination shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period. “Trading Market” means the national securities exchange or other trading market on which the shares of the Class are primarily listed on and quoted for trading, which, as of the Issue Date, shall be the Nasdaq Global Select Market.

1.3 Delivery of Shares Upon Exercise and New Warrant.

(a) The Company shall cause the Shares purchased hereunder to be transmitted by the transfer agent of the Class to Holder by crediting Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and either: (A) there is an effective registration statement permitting the issuance of the Shares to or resale of the Shares by Holder; or (B) the Shares are eligible for resale by Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by crediting the account of Holder in the DRS book entry system maintained by the transfer agent for the Class, registered in the Company’s stock register in the name of Holder or its designee, for the number of Shares to which Holder is entitled pursuant to such exercise to the address specified by Holder in the Notice of Exercise by the date that is the earliest of: (i) two Trading Days after the delivery to the Company of the Notice of Exercise; (ii) one Trading Day after delivery of the aggregate Exercise Price to the Company; and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Share Delivery Date”). Upon delivery of the Notice of Exercise, Holder shall be deemed for all corporate purposes to have become the holder of record of the Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Shares, provided that payment of the aggregate Exercise Price (other than in the case of a Cashless Exercise) is received within the earlier of: (i) two Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Class as in effect on the date of delivery of the Notice of Exercise; “Trading Day” means any day on which the Trading Market is open for trading, including any day on which the Trading Market is open for trading for a period of time less than the customary time.

(b) If this Warrant shall have been exercised in part, the Company shall, at the request of Holder and upon surrender of this Warrant certificate, at the time of delivery of the Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

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(c) If the Company fails to cause the transfer agent of the Class to transmit to Holder the Shares pursuant to Section 1.3(a) by the Share Delivery Date, then Holder will have the right to rescind such exercise.

1.4 Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.5 Treatment of Warrant at Acquisition.

(a) In the event of an Acquisition (as defined below) in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the Closing Share Price of one Share as determined in accordance with Section 1.3 above would be greater than the Exercise Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be cashless exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such cashless exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof and the Company shall promptly notify Holder of the number of Shares (or such other securities) issued upon exercise.

(b) Upon the closing of any Acquisition other than as described in subsection (a) above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities, instruments, rights and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition (provided that if such number of Shares outstanding is zero, then the Warrant shall expire), subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(c) (i) “Acquisition” means a transaction or series of transactions involving (A) the sale or other disposition of all or substantially all assets of the Company, (B) any merger or consolidation of the Company into or with another person or entity, or any other corporate reorganization, as a result of which the stockholders of the Company immediately prior to such transaction own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such transaction, (C) any sale or other transfer by the stockholders of the Company of capital stock of the Company representing at least a majority of the Company’s outstanding combined voting power, as of such date of determination, or (D) a business combination with a special purpose acquisition company, and (ii) “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Securities Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six months from the closing of such Acquisition.

SECTION 2. ADJUSTMENTS TO THE SHARES AND EXERCISE PRICE.

2.1 Stock Dividends, Splits, Etc. If the Company, at any time while this Warrant is outstanding, declares or pays a dividend or distribution on the outstanding shares of the Class payable in Common Stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had

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Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Exercise Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, converted, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3 No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the Closing Sale Price of a full Share, less (ii) the then-effective Exercise Price.

2.4 Notice/Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Exercise Price, class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Exercise Price, class and number of Shares in effect upon the date of such adjustment.

SECTION 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:

(a) The Company shall reserve from its duly authorized and unreserved capital stock not less than the number of shares of Common Stock that may be issuable pursuant to an exercise of this Warrant, provided that if at any time the Company no longer has sufficient number of authorized and unreserved shares of Shares not less than the number of Shares then issuable upon exercise of this Warrant of the maximum amount available to be issued upon exercise of this Warrant, then the Company shall immediately take all action necessary to increase its authorized and unreserved shares to an amount sufficient to cure such shortfall. In the event that upon any delivery of a Notice of Exercise there are insufficient authorized and unreserved Shares to deliver in satisfaction of such Notice of Exercise, then Holder may elect to void or amend such Notice of Exercise. Upon issuance of Shares upon an exercise of this Warrant, such shares shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, and shall be free of any restrictions on transfer, except for any restrictions under Federal or state securities laws.

(b) With a view to making available to Holder the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the Securities and Exchange Commission (the “SEC”) that may at any time (unless and until the Company files a certificate of dissolution in the State of Delaware and/or deregisters its securities under the Exchange Act) permit Holders to sell Shares to the public without registration, the Company shall: (1) make and keep public information available, as those terms are understood and defined in Rule 144, until six months after such date as all of Shares issued may be sold without restriction by Holders pursuant to Rule 144 or any other rule of similar effect; (2) file with the SEC in a timely manner (or obtain extensions in respect thereof and file within the applicable grace period) all reports and other documents required of the Company under the Exchange Act; and (3) furnish to Holder, upon request, as long as Holder owns any Shares, such information as may be reasonably requested in order to avail Holder of any rule or regulation of the SEC that permits the selling of any Shares issued without registration.

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(c) The issuance of this Warrant and the issuance of the Shares issuable upon exercise hereof, does not entitle any other party to exercise preemptive rights, except to the extent waived prior to the Issue Date.

3.2 Notice of Certain Events. If, while this Warrant is outstanding, the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b) offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; or

(d) effect an Acquisition or the voluntary dissolution, liquidation or winding up of the affairs of the Company;

then, in connection with each such event, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall give Holder:

(1) in the case of the matters referred to in (a) and (b) above, at least five Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any; and

(2) in the case of the matters referred to in (c) and (d) above at least ten days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and copies of all documents to be entered into in connection with such transaction and other information as Holder may require in connection with such transaction and the treatment of this Warrant in connection with such event giving rise to the notice).

3.3 Registration. Holder is entitled to the registration rights set forth on Schedule 1 hereto with respect to the Shares when issued. Notwithstanding the foregoing, in the event that the Company deregisters its securities under the Exchange Act, the Company’s obligations under this Section 3.3 and related Schedule 1 shall terminate.

SECTION 4. REPRESENTATIONS, WARRANTIES OF HOLDER.

Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

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4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

4.5 The Securities Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Securities Act.

4.6 No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

SECTION 5. MISCELLANEOUS.

5.1 Term. Subject to the provisions of Section 1.5 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 5:00 PM, Houston, Texas time, on the Expiration Date and shall be void thereafter.

5.2 Restrictive Legends. Any certificate or book-entry evidencing the Shares shall contain a securities legend restricting the transfer thereof, in substantially the following form:

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

5.4 Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee; provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further that any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant and to have made all of the representations and warranties in this Warrant as of the date of transfer and any other applicable date required by this Warrant.

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5.5 Notices. All notices and other communications hereunder from the Company to Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. Notice to Holder shall be addressed to its address, facsimile or email set forth herein or on the books and records of the Company. Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Conn’s, Inc.

2445 Technology Forest Blvd.

Building 4, Suite 800

The Woodlands, Texas 77381

Attn: [    ]

Email: [    ]

With a copy to (but not constituting notice):

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

Attention: Kevin P. Lewis; Ryan M. Scofield

Email: klewis@sidley.com; rscofield@sidley.com

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.9 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.10 Business Days. “Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.

(REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

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IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

COMPANY:

CONN’S, INC.

By:
Name:
Title:

HOLDER:

[ ]

By:
Name:
Title:

SIGNATURE PAGE TO WARRANT TO PURCHASE COMMON STOCK

Appendix 1

NOTICE OF EXERCISE

1. The undersigned Holder hereby exercises its right to purchase _________________ shares of ________________________ of Conn’s, Inc. (the “Company”) in accordance with the attached Warrant to Purchase Common Stock, and tenders payment of the aggregate Exercise Price for such shares as follows:

[    ] check in the amount of $________ payable to order of the Company enclosed herewith

[    ] Wire transfer of immediately available funds to the Company’s account

[    ] Cashless Exercise pursuant to Section 1.2 of the Warrant

[    ] Other [Describe] __________________________________________

2. Please issue a certificate or certificates representing the Shares in the name specified below:

[    ]

[    ]

[    ]

DTC Participant Number and Name (if electronic book entry transfer):

Account Number (if electronic book entry transfer):

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Common Stock as of the date hereof.

HOLDER:

[ ]

By:
Name:
Title:
Date:

ACKNOWLEDGMENT

The Company hereby acknowledges the Notice of Exercise and hereby directs ______________ (Transfer Agent) to issue the above indicated number of shares of Common Stock of Conn’s, Inc. as set forth therein.

CONN’S, INC.

By:
Name:
Title:

Schedule 1

REGISTRATION RIGHTS

For purposes of this Schedule 1, capitalized terms used and not otherwise defined shall have the following meanings:

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Common Stock” means the Common Stock of the Company par value $0.01 per share.

“Effective Date” means, with respect to a particular Registration Statement, the date of effectiveness of such Registration Statement.

“Effectiveness Period” shall have the meaning set forth in Section 1 below.

“Holder” means the holder from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 4.3.

“Indemnifying Party” shall have the meaning set forth in Section 4.3.

“Losses” shall have the meaning set forth in Section 4.1.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) of the Exchange Act or (any successor to such Section)) that Company shall designate as a National Securities Exchange.

“Permitted Transferee” means, with respect to any Holder, any Affiliate, direct or indirect partners, shareholders, members or other holders of other equity interests of such Holder.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, subpoena or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Securities, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” means the Shares issued or issuable pursuant to the Warrants and any securities issued with respect to, or in exchange for or in replacement thereof upon any stock split, stock dividend, recapitalization, subdivision, merger or similar event; provided, however, that the applicable Holder has completed and delivered to the Company a Selling Stockholder Questionnaire. Any Registrable Securities shall cease to be a Registrable Security upon the earliest to occur of the following: (1) when a Registration Statement covering such Registrable Security has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective Registration Statement; (2) when such Registrable Security has been sold or disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act or in a private transaction exempt from registration under the Securities Act; and (3) when such Registrable Security becomes eligible for sale pursuant to Rule 144(b)(1)(i) without limitation under any other requirements of Rule 144 under the Securities Act (or any similar provision then in effect) (the “Rule 144 Fall-Away Date”).

Schedule 1-1

“Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of Section 2 hereof, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Selling Stockholder Questionnaire” means a questionnaire in the form attached as Annex B hereto, or such other form of questionnaire as may reasonably be requested by the Company from time to time.

“Warrants” means the warrants issued pursuant to the DDTL Agreement.

1.	REGISTRATION STATEMENT.

1.1 After the Issue Date, upon the written request of Holders holding a majority of the Registrable Securities, the Company shall use its commercially reasonable efforts to prepare and file, within 45 days after receipt of such written request, a Registration Statement with the SEC to permit the resale of the Registrable Securities on the terms and subject to the conditions specified in this Section 1. The Registration Statement filed with the SEC pursuant to this Section 1 shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, and shall contain a prospectus in such form as to permit any Holder covered by such Registration Statement to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the Effective Date for such Registration Statement, subject to the terms of this Agreement. During the Effectiveness Period, subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to (i) cause a Registration Statement filed pursuant to this Section 1 to be declared effective as soon as practicable after the filing thereof, and (ii) cause a Registration Statement filed pursuant to this Section 1 to remain continuously effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Registrable Securities until such Registrable Securities have ceased to be Registrable Securities (the “Effectiveness Period”). As soon as practicable following the Effective Date of a Registration Statement, but in any event within three Business Days of such date, the Company shall notify the Selling Holders of the effectiveness of such Registration Statement.

1.2 The Company may delay the filing or effectiveness of, or by written notice to Holders suspend the use of, the Registration Statement in conjunction with a registration of Registrable Securities pursuant to Section 1.1, but in each such case only if the Company determines in good faith that (a) such delay would enable the Company to avoid disclosure of material information, the disclosure of which at that time would be adverse to the Company (including by interfering with, or jeopardizing the success of, any pending or proposed acquisition, disposition or reorganization), (b) such filing or use would render the Company unable to comply with applicable securities laws or (c) obtaining any financial statements (including required consents) required to be included in the Registration Statement (or incorporated therein) would be impracticable. Any period during which the Company has delayed the filing, effectiveness or use of the Registration Statement pursuant to this Section 1.2 is herein called a “Suspension Period.” In no event shall (i) the number of consecutive days covered by any one Suspension Period exceed 60 days and (ii) the number of days covered by all Suspension Periods in any 360 day period exceed 150 days. Holders shall keep the existence of each Suspension Period confidential.

Schedule 1-2

2.	REGISTRATION PROCEDURES.

2.1 In connection with the Company’s registration obligations hereunder, the Company shall:

(a) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep the Registration Statement effective during the Effectiveness Period;

(b) furnish to each selling Holder (i) as far in advance as reasonably practicable before filing the Registration Statement or any supplement or amendment thereto (other than reports under the Exchange Act that are deemed to be supplements or amendments), upon request, copies of reasonably complete drafts of all such documents proposed to be filed, and provide each such Holder the opportunity to object to any information pertaining to such Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Holder with respect to such information prior to filing the Registration Statement and the Prospectus included therein or any supplement or amendment thereto, and (ii) an electronic copy of the Registration Statement and the Prospectus included therein and any supplements and amendments thereto in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Registration Statement;

(c) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction in the United States;

(d) if applicable, use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such U.S. jurisdictions as Holders reasonably request and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.1(d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e) cause the Registration Statement when it is declared effective (including the documents incorporated therein by reference) to comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Registration Statement, in the light of the circumstances under which a statement is made, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Company by any Holder for use in connection with the Registration Statement or Prospectus, or amendment or supplement thereto);

(f) promptly notify Holders, at any time when delivery of a Prospectus relating to its Registrable Securities would be required under the Securities Act, of (i) the occurrence of any event as a result of which the Prospectus included in the Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) the Company’s receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Registration Statement or any Prospectus thereto, the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose, and (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. The Company agrees to as promptly as practicable amend or supplement the Prospectus or take other appropriate action so that the Prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

Schedule 1-3

(g) upon request, furnish to each selling Holder, subject to appropriate confidentiality obligations, copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as promptly as practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder; and

(i) use commercially reasonable efforts to cause all such Registrable Securities to be listed on each National Securities Exchange on which securities of the same class issued by the Company are then listed.

2.2 It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Schedule that Holders shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

2.3 Holders agree by having their Shares treated as Registrable Securities hereunder that, upon being advised in writing by the Company of the occurrence of an event pursuant to Section 2.1(f) when the Company is entitled to do so pursuant to Section 1.2, Holders will immediately discontinue (and direct any other Persons making offers and sales of Registrable Securities to immediately discontinue) offers and sales of Registrable Securities pursuant to the Registration Statement until it is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 2.1(f), and, if so directed by the Company, Holders will deliver to the Company all copies, other than permanent file copies then in Holders’ possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

2.4 The Company may prepare and deliver an issuer free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a Prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free writing prospectus. No seller of Registrable Securities may use a free writing prospectus to offer or sell any such Registrable Securities without the Company’s prior written consent.

3.	REGISTRATION EXPENSES.

All expenses incurred in connection with any Registration pursuant to Section 1.1 of this Agreement, including, without limitation, all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees of the Company’s transfer agent and registrar, the fees and disbursements of counsel for the Company and reasonable fees and expenses of one counsel incurred by any Holder in connection with any sale or disposition of securities pursuant to this Schedule, up to an amount not to exceed $5,000 (“Registration Expenses”), shall be paid by the Company. Holders shall bear and pay the underwriting discounts and commissions applicable to securities offered for their account and the legal expenses not included within the definition of Registration Expenses.

4.	INDEMNIFICATION.

4.1 The Company shall indemnify, to the fullest extent permitted by law, Holders and their respective directors, officers, Affiliates, employees, agents and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), against all losses, claims, damages, liabilities (joint or several), judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) relating to the Registrable Securities arising out of or based upon any untrue or alleged untrue statement of a material fact contained

Schedule 1-4

in the Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are made in reliance on and in conformity with information furnished in writing to the Company by any Holder for use in connection with the Registration Statement or Prospectus, or amendment or supplement thereto.

4.2 In connection with the Registration Statement in which any Holder is participating, such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with the Registration Statement or Prospectus, or amendment or supplement thereto, and such Holder shall indemnify to the fullest extent permitted by law, the Company and its respective directors, officers, Affiliates, employees, agents and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act), against all losses, claims, damages, liabilities (joint or several), judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance on and in conformity with information furnished in writing to the Company by or on behalf of such participating Holder expressly for use therein.

4.3 Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure of the indemnified Person to so notify the indemnifying Person shall not relieve the indemnifying Person from any liability that it may have to an indemnified Person except to the extent that such failure increases the liability or potential liability of the indemnifying person hereunder. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, but elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person that are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case each such indemnified Person shall be entitled to use separate counsel. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, of a release, reasonably satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification.

4.4 The indemnification provided for under this Schedule shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer or director of such indemnified Person and shall survive the transfer of securities and the termination of this Agreement, but only with respect to offers and sales of Registrable Securities made before such termination.

4.5 If the indemnification provided for in or pursuant to this Section 4 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Schedule 1-5

5.	RULE 144.

As long as any Holder owns any Registrable Securities, the Company covenants to use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. As long as any Holder owns any Registrable Securities, if the Company is not required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, it will prepare and furnish to Holder and make publicly available in accordance with Rule 144 annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act, as well as any other information required thereby, in the time period that such filings would have been required to have been made under the Exchange Act. The Company further covenants that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions relating to such sale pursuant to Rule 144.

6.	MISCELLANEOUS.

6.1 Remedies. The Parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that the Parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Schedule, and to specifically enforce compliance with this Schedule. In connection with any request for specific performance or equitable relief, each of the Parties hereto hereby waives any requirement for security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The Parties further agree that, by seeking the remedies provided for in this Section 6.1, no Party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.1 are not available or otherwise are not granted.

6.2 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities under Section 1 may be transferred or assigned by each Holder to any transferee of Registrable Securities only (a) by operation of law, (b) if the transferee is a Permitted Transferee or (c) if such transfer of such rights is not made in accordance with clauses (a) and (b), with express prior written consent of Parent, provided, in each case, (i) the Company is given written notice prior to any transfer or assignment, stating the name and address of each transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred and (ii) that any such transferee shall not be entitled to the rights provided in this Schedule unless each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Schedule. Notwithstanding anything to the contrary contained in this Section 6.2, any Holder may elect to transfer all or a portion of its Registrable Securities to any third party without assigning its rights hereunder with respect thereto; provided, that in any such event all rights under this Schedule with respect to the Registrable Securities so transferred shall cease and terminate. References to a Party in this Schedule shall be deemed to include any such transferee or assignee permitted by this Section 6.2.

6.3 Notices and Communications to Holder. Unless otherwise indicated in a written notice by Holder to the Company, the Company may deliver all notices, materials and other correspondence that is permitted or required to be delivered to Holder in accordance with Section 5.6 of the Warrant.

Schedule 1-6

Exhibit F

Notice of Borrowing